EXHIBIT 10.17

OFFICE LEASE

BETWEEN

METROPOLITAN LIFE INSURANCE COMPANY (LANDLORD)

AND

LEARNING TREE INTERNATIONAL, INC. (TENANT)

CONTINENTAL GRAND PLAZA II

El Segundo, California

TABLE OF CONTENTS

		PAGE
ARTICLE ONE - BASIC LEASE PROVISIONS		1
1.01	BASIC LEASE PROVISIONS	1
1.02	ENUMERATION OF EXHIBITS	2
1.03	DEFINITIONS	2

ARTICLE TWO - PREMISES, TERM, FAILURE TO GIVE POSSESSION		5
2.01	LEASE OF PREMISES	5
2.02	TERM	5
2.03	FAILURE TO GIVE POSSESSION	5
2.04	AREA OF PREMISES	5
2.05	CONDITION OF PREMISES	5

ARTICLE THREE - RENT		5

ARTICLE FOUR - RENT ADJUSTMENTS AND PAYMENTS		5
4.01	RENT ADJUSTMENTS	6
4.02	STATEMENT OF LANDLORD	6
4.03	BOOKS AND RECORDS	6
4.04	PARTIAL OCCUPANCY	7
4.05	TENANT OR LEASE SPECIFIC TAXES	7

ARTICLE FIVE - SECURITY DEPOSIT		5

ARTICLE SIX - SERVICES		5
6.01	LANDLORD’S GENERAL SERVICES	7
6.02	TELEPHONE SERVICES	8
6.03	DELAYS IN FURNISHING SERVICES	9
6.04	CHOICE OF SERVICE PROVIDER	9

ARTICLE SEVEN - POSSESSION, USE AND CONDITION OF PREMISES		5
7.01	POSSESSION AND USE OF PREMISES	9
7.02	LANDLORD ACCESS TO PREMISES; APPROVALS	10
7.03	QUIET ENJOYMENT	10

ARTICLE EIGHT - MAINTENANCE		5
8.01	LANDLORD’S MAINTENANCE	11
8.02	TENANT MAINTENANCE	11

ARTICLE NINE - ALTERATIONS AND IMPROVEMENTS		5
9.01	TENANT ALTERATIONS	11
9.02	LIENS	12

ARTICLE TEN - ASSIGNMENT AND SUBLETTING		5
10.01	ASSIGNMENT AND SUBLETTING	12
10.02	RECAPTURE	13
10.03	EXCESS RENT	13
10.04	TENANT LIABILITY	13
10.05	ASSUMPTION AND ATTORNMENT	13

ARTICLE ELEVEN - DEFAULT AND REMEDIES		5
11.01	EVENTS OF DEFAULT	13
11.02	LANDLORD’S REMEDIES	14
11.03	ATTORNEY’S FEES	15
11.04	BANKRUPTCY	15
11.05	LANDLORD’S DEFAULT	15

ARTICLE TWELVE - SURRENDER OF PREMISES		5
12.01	IN GENERAL	16
12.02	LANDLORD’S RIGHTS	16

ARTICLE THIRTEEN - HOLDING OVER		5

ARTICLE FOURTEEN - DAMAGE BY FIRE OR OTHER CASUALTY		5
14.01	SUBSTANTIAL UNTENANTABILITY	16
14.02	INSUBSTANTIAL UNTENANTABILITY	17
14.03	RENT ABATEMENT	17
14.04	WAIVER OF STATUTORY REMEDIES	17

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ARTICLE FIFTEEN - EMINENT DOMAIN		17
15.01	TAKING OF WHOLE OR SUBSTANTIAL PART	17
15.02	TAKING OF PART	17
15.03	COMPENSATION	17

ARTICLE SIXTEEN - INSURANCE		17
16.01	TENANT’S INSURANCE	17
16.02	FORM OF POLICIES	18
16.03	LANDLORD’S INSURANCE	18
16.04	WAIVER OF SUBROGATION	18
16.05	NOTICE OF CASUALTY	18

ARTICLE SEVENTEEN - WAIVER OF CLAIMS AND INDEMNITY		18
17.01	WAIVER OF CLAIMS	18
17.02	INDEMNITY BY TENANT	19
17.03	WAIVER OF CONSEQUENTIAL DAMAGES	19

ARTICLE EIGHTEEN - RULES AND REGULATIONS		19
18.01	RULES	19
18.02	ENFORCEMENT	19

ARTICLE NINETEEN - LANDLORD’S RESERVED RIGHTS		19

ARTICLE TWENTY - ESTOPPEL CERTIFICATE		19
20.01	IN GENERAL	19
20.02	ENFORCEMENT	20

ARTICLE TWENTY-ONE - RELOCATION OF TENANT		19

ARTICLE TWENTY-TWO - REAL ESTATE BROKERS		19

ARTICLE TWENTY-THREE - MORTGAGEE PROTECTION		19
23.01	SUBORDINATION AND ATTORNMENT	20
23.02	MORTGAGEE PROTECTION	20

ARTICLE TWENTY-FOUR - NOTICES		19

ARTICLE TWENTY-FIVE - PARKING		19

ARTICLE TWENTY-SIX - MISCELLANEOUS		19
26.01	LATE CHARGES	21
26.02	NO JURY TRIAL; VENUE; JURISDICTION	22
26.03	DEFAULT UNDER OTHER LEASE	22
26.04	OPTION	22
26.05	TENANT AUTHORITY	22
26.06	ENTIRE AGREEMENT	22
26.07	MODIFICATION OF LEASE FOR BENEFIT OF MORTGAGEE	22
26.08	EXCULPATION	22
26.09	ACCORD AND SATISFACTION	22
26.10	LANDLORD’S OBLIGATIONS ON SALE OF BUILDING	22
26.11	BINDING EFFECT	22
26.12	CAPTIONS	22
26.13	TIME; APPLICABLE LAW	23
26.14	ABANDONMENT	23
26.15	LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES	23
26.16	SECURITY SYSTEM	23
26.17	NO LIGHT, AIR OR VIEW EASEMENTS	23
26.18	RECORDATION	23
26.19	SURVIVAL	23

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OFFICE LEASE

ARTICLE ONE

BASIC LEASE PROVISIONS

1.01	BASIC LEASE PROVISIONS - In the event of any conflict between these Basic Lease Provisions and any other Lease provision, such other Lease provision shall control.

(1)	BUILDING AND ADDRESS:
400 North Continental Boulevard
El Segundo, California 90245

(2)	LANDLORD AND ADDRESS:

Metropolitan Life Insurance Company,
a New York corporation

Notices to Landlord shall be addressed:

Metropolitan Life Insurance Company
c/o CB Richard Ellis, Inc.
400 North Continental Boulevard, Suite 140
El Segundo, California 90245
Attention: Property Manager

with copies to the following:

Metropolitan Life Insurance Company
333 South Hope Street, Suite 3650
Los Angeles, CA 90071
Attention: Director, EIM

and

Metropolitan Life Insurance Company
400 South El Camino Real, 8th Floor
San Mateo, CA 94402
Attention: Associate General Counsel

(3)	TENANT AND CURRENT ADDRESS:

(a)	Name: Learning Tree International, Inc.
(b)	State of formation and type of entity: a Delaware corporation
(c)	Federal Tax Identification Number:
Tenant shall promptly notify Landlord of any change in the foregoing items.

Notices to Tenant shall be addressed:

Prior to Commencement Date:

Learning Tree International, Inc.
6053 W. Century Blvd.
Los Angeles, CA 90045
Attention: CAO

After Commencement Date:

Learning Tree International, Inc.
400 North Continental Boulevard, Suite 200
El Segundo, CA 90245
Attention: CAO

(4)	DATE OF LEASE: as of May 20, 2005

(5)	LEASE TERM: Sixty six (66) months

(6)	PROJECTED COMMENCEMENT DATE: June 1, 2005

(7)	PROJECTED EXPIRATION DATE: November 30, 2010

(8)	MONTHLY BASE RENT:

Period from/to	Monthly	Monthly Rate/SF of Rentable Area
Months 1 – 6	$0.00	$0.00
Months 7 – 12	$61,873.20	$1.80
Months 13 – 24	$63,591.90	$1.85
Months 25 – 36	$64,966.86	$1.89
Months 37 – 48	$66,685.56	$1.94
Months 49 – 66	$68,404.26	$1.99

(9)	RENTABLE AREA OF THE PROJECT: 238,388 square feet

(10)	RENTABLE AREA OF THE PREMISES: 34,374 square feet, comprised of 24,485 square feet on Floor 2 and 9,889 square feet on Floor 1

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(11)	USABLE AREA OF THE PREMISES: 29,534 square feet, comprised of 20,750 square feet on Floor 2 and 8,784 square feet on Floor 1

(12)	SECURITY DEPOSIT: Sixty-Eight Thousand Four Hundred Four and 26/100 Dollars ($68,404.26)

(13)	OPERATING EXPENSES BASE YEAR: The calendar year 2005.

(14)	TAXES BASE YEAR: The calendar year 2005.

(15)	SUITE NUMBER OF PREMISES: 150 and 200

(16)	TENANT’S SHARE: 14.42%

(17)	TENANT’S USE OF PREMISES: General office uses and business technology training.

(18)	PARKING SPACES:

Starting on the Commencement Date and continuing during the Term, Tenant shall have the use of parking stalls of the number and type described below, for which the monthly charge shall be the prevailing rates as described in Article Twenty-Five, which as of the date of this Lease are agreed to be the amounts set forth below, and it is understood and agreed such rates are subject to increase from time to time as provided in Article Twenty-Five.

115 unassigned spaces at $60.00 per month per parking space

    5 reserved spaces at $100.00 per month per parking space

Notwithstanding anything to the contrary contained herein, Tenant shall not be responsible for parking charges through and including Month 48 of the Term. Beginning Month 49 through the remainder of the Term, Tenant shall pay the Parking Rent as defined herein subject to the terms and conditions contained herein.

(20)	BROKERS:

Landlord’s Broker:         CB Richard Ellis, Inc.

Tenant’s Broker:             CB Richard Ellis, Inc.

1.02	ENUMERATION OF EXHIBITS

The Exhibits and Rider(s) set forth below and attached to this Lease are incorporated in this Lease by this reference:

EXHIBIT A	Plan of Premises
EXHIBIT B	Workletter Agreement
EXHIBIT C	Rules and Regulations
EXHIBIT D	Fair Market Rental Rate
EXHIBIT E	Offer Space
EXHIBIT F	Signage
EXHIBIT G	Form of Subordination, Non-Disturbance and Attornment Agreement

RIDER 1	Commencement Date Agreement
RIDER 2	Additional Provisions

1.03 DEFINITIONS

For purposes hereof, the following terms shall have the following meanings:

ADJUSTMENT YEAR: The applicable calendar year or any portion thereof after the Operating Expenses Base Year and Taxes Base Year for which a Rent Adjustment computation is being made.

AFFILIATE: Any Person (as defined below) which is currently owned or controlled by, owns or controls, or is under common ownership or control with Tenant. For purposes of this definition, the word “control,” as used above means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power at all times to direct or cause the direction of the management and policies of the controlled Person. The word Person means an individual, partnership, trust, corporation, firm or other entity.

BASE YEAR. Collectively refers to the Operating Expenses Base Year and Taxes Base Year.

BUILDING: The office building located at the address specified in Section 1.01.

COMMENCEMENT DATE: The date specified in Section 1.01 as the Projected Commencement Date, unless changed by operation of Article Two.

COMMON AREAS: All areas of the Project made available by Landlord from time to time for the general common use or benefit of the tenants of the Building or Project, and their employees and invitees, or the public, as such areas currently exist and as they may be changed from time to time.

DECORATION: Tenant Alterations which do not require a building permit and which do not involve any of the structural elements of the Building, or any of the Building’s systems, including its electrical, mechanical, plumbing, security, heating, ventilating, air-conditioning, communication, and fire and life safety systems.

DEFAULT RATE: Ten percent (10%).

DELIVERY DATE: The date for Landlord’s delivery to Tenant of possession of the Premises, if different from the Commencement Date, as provided for in Rider 2.

ELECTRICITY USE EXPENSES: The separate category of Operating Expenses defined in the definition of Operating Expenses below in this Section 1.03.

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ENVIRONMENTAL LAWS: All Laws governing the use, storage, disposal or generation of any Hazardous Material, or pertaining to environmental conditions on, under or about the Premises or any part of the Project, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), and the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

EXPIRATION DATE: The date specified in Section 1.01 unless changed by operation of Article Two.

FORCE MAJEURE: Any accident, casualty, act of God, war or civil commotion, strike or labor troubles, or any cause whatsoever beyond the reasonable control of Landlord, including water shortages, energy shortages or governmental preemption in connection with an act of God, a national emergency, or by reason of Law, or by reason of the conditions of supply and demand which have been or are affected by act of God, war or other emergency.

GENERAL EXPENSES: The separate category of Operating Expenses defined in the definition of Operating Expenses below in this Section 1.03.

HAZARDOUS MATERIAL: Such substances, material and wastes which are or become regulated under any Environmental Law; or which are classified as hazardous or toxic under any Environmental Law; and explosives and firearms, radioactive material, asbestos, and polychlorinated biphenyls.

INDEMNITEES: Collectively, Landlord, any Mortgagee or ground lessor of the Property, the property manager and the leasing manager for the Property and their respective directors, officers, agents and employees.

LAND: The parcel(s) of real estate on which the Building and Project are located.

LANDLORD WORK: The construction or installation of improvements to the Premises, to be furnished by Landlord, if any, specifically described in the Workletter, if any.

LAWS OR LAW: All laws, ordinances, rules, regulations, other requirements, orders, rulings or decisions adopted or made by any governmental body, agency, department or judicial authority having jurisdiction over the Property, the Premises or Tenant’s activities at the Premises and any covenants, conditions or restrictions of record which affect the Property.

LEASE: This instrument and all exhibits and riders attached hereto, as may be amended from time to time.

LEASE YEAR: The twelve month period beginning on the first day of the first month following the Commencement Date (unless the Commencement Date is the first day of a calendar month in which case beginning on the Commencement Date), and each subsequent twelve month, or shorter, period until the Expiration Date.

MONTHLY BASE RENT: The monthly rent specified in Section 1.01, subject to the provisions of Section 2.04.

MORTGAGEE: Any holder of a mortgage, deed of trust or other security instrument encumbering the Property.

NATIONAL HOLIDAYS: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and other holidays recognized by the Landlord and the janitorial and other unions servicing the Building in accordance with their contracts.

OPERATING EXPENSES: All Taxes, costs, expenses and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the ownership, management, operation, maintenance, replacement and repair of the Property (including the amortized portion of any capital expenditure or improvement (“Capital Expenditure”) which is either (i) required due to law (including due to governmental authority or regulation) enacted, or required due to an interpretation of law by governmental authorities made, subsequent to the date of this Lease or (2) intended by Landlord to reduce Operating Expenses, together with interest thereon, and the cost of changing utility service providers). Such amortization shall be in accordance with GAAP and include interest at the prime rate as determined by Bank of America plus two percent (2%) as of the date of installation of the capital improvement; adjusted however, if necessary, so that Operating Expenses for any Capital Expenditure under subsection (2) above shall not exceed the excess of the amount Landlord reasonably estimates all Operating Expenses affected by such Capital Expenditure would have been had such Capital Expenditure not been made, over the actual amount of such affected Operating Expenses. If any Operating Expense, though paid in one year, relates to more than one calendar year, at the option of Landlord such expense may be proportionately allocated among such related calendar years. Operating Expenses shall for all purposes be calculated and payable in two separate categories as follows: (1) charges for electricity consumption (“Electricity Use Expenses”) and all other Operating Expenses (“General Expenses”); (2) all references to Operating Expenses (including, for example, Operating Expenses Base Year and Tenant’s Share of Operating Expenses) shall mean Electricity Use Expenses and General Expenses as separate categories, and an increase in one such category shall not be offset by a decrease in another category; and (3) no expense shall be double counted. Operating Expenses shall not include, (i) costs of alterations of the premises of tenants of the Project, (ii) costs of capital improvements to the Project (except for amortized portion of capital improvements installed for the purpose of reducing or controlling Operating Expenses or complying with applicable Laws), (iii) depreciation charges, (iv) interest and principal payments on loans (except for loans for capital expenditures or improvements which Landlord is allowed to include in Operating Expenses as provided above), (v) ground rental payments, (vi) real estate brokerage and leasing commissions, (vii) advertising and marketing expenses, (viii) costs of Landlord reimbursed by insurance proceeds, (ix) expenses incurred in negotiating leases of other tenants in the Project or enforcing lease obligations of other tenants in the Project ; (x) Landlord’s or Landlord’s property manager’s corporate general overhead or corporate general administrative expenses; (xi) expenses in connection with services or other benefits which are not offered to Tenant but which are provided to another tenant or occupant of the Project; (xii) costs incurred due to violation by Landlord or any tenant of the terms and conditions of this Lease or any lease in excess of the costs which would be includable in Operating Expenses if Landlord or such tenant had complied with the respective lease; (xiii) overhead and profit increment paid to subsidiaries or affiliates of Landlord for services on or to the Real Property, to the extent only that the charges for such service exceed competitive charges of comparable services in Class A, high-rise, multi-tenant office properties of comparable quality if such services were not so rendered by such subsidiary or affiliate; (xiv) Landlord’s general corporate overhead and general and administrative expenses; (xv) compensation paid to clerks, attendants or other persons in commercial concessions (subject to the exclusions below) operated by Landlord for the purpose of producing a profit from such concession to the extent such compensation is offset by revenue from operation of such concessions. (As used herein, commercial concession does not mean or include any service Landlord provides generally to tenants or occupants pursuant to terms of lease agreements, such as after-hours HVAC, additional electricity or parking facilities. Further, commercial concession does not mean or include any concession for the purpose of providing an amenity, convenience or service to occupants of the Project, such as a newsstand, lobby shop, convenience store or food and/or beverage service.); (xvi) advertising and marketing expenses; (xvii) management fees in excess of one and one-half percent (1.5%) of rents of the Building; (xviii) any fines, penalties, attorneys’ fees or litigation costs incurred due to violations by Landlord or its employees, agents or contractors of any Law and any other costs of such violation in excess of the costs which would be includable in Operating Expenses if Landlord had complied with such Law; (xix) costs arising from Hazardous Materials which jka v14-Continental_Grand-Learning_Tree-Lease

were installed by Landlord, its agents, officers and employees and which, at the time of installation, Landlord knew or should have known were in fact Hazardous Materials; (xx) costs arising from Landlord’s charitable or political contributions; (xxi) expenses incurred in enforcing lease obligations of other tenants in the Building or in negotiations or disputes with existing or prospective tenants or occupants; (xxii) real estate brokerage and leasing commissions and (xxiii) expenses incurred by Landlord in connection with any financing, sale or syndication of the Building.

OPERATING EXPENSES BASE YEAR: The calendar year designated in Section 1.01.

PREMISES: The space located in the Building at the Suite Number listed in Section 1.01 and depicted on Exhibit A attached hereto.

PROJECT OR PROPERTY: The Building is part of an office project known as “Continental Grand Plaza II”. The Project consists of (a) the Building and Common Areas of the Building whose present address is set forth above in El Segundo, California with an aggregate of 238,388 square feet of Rentable Area of the Project; (b) associated parking facilities, landscaping and other improvements; (c) the Land on which the foregoing are located and any associated interests in real property; and (d) the personal property, fixtures, machinery, equipment, systems and apparatus located in or used in conjunction with any of the foregoing. The Project may also be referred to as the Property.

REAL PROPERTY: The Property excluding any personal property.

RENT: Collectively, Monthly Base Rent, Rent Adjustments and Rent Adjustment Deposits, and all other charges, payments, late fees or other amounts required to be paid by Tenant under this Lease.

RENT ADJUSTMENT: Any amounts owed by Tenant for payment of Operating Expenses or Taxes. The Rent Adjustments shall be determined and paid as provided in Article Four.

RENT ADJUSTMENT DEPOSIT: An amount equal to Landlord’s estimate of the Rent Adjustment attributable to each month of the applicable Adjustment Year. On or before the beginning of each Adjustment Year or with Landlord’s Statement (defined in Article Four), Landlord may estimate and notify Tenant in writing of its estimate of the excess, if any, of Operating Expenses over those for the Operating Expenses Base Year and of Taxes over those for the Taxes Base Year. Prior to the first determination by Landlord of the amount of Operating Expenses for the Operating Expenses Base Year and of Taxes for the Taxes Base Year, Landlord may estimate such amounts in the foregoing calculation. Landlord shall have the right from time to time during any Adjustment Year to provide a new or revised estimate of Operating Expenses and to notify Tenant in writing thereof, of corresponding adjustments in Tenant’s Rent Adjustment Deposit payable over the remainder of such year, and of the amount or revised amount due allocable to months preceding such change. The last estimate by Landlord shall remain in effect as the applicable Rent Adjustment Deposit unless and until Landlord notifies Tenant in writing of a change.

RENTABLE AREA OF THE PREMISES: The amount of square footage set forth in Section 1.01, subject to the provisions of Section 2.04.

RENTABLE AREA OF THE PROJECT: The amount of square footage set forth in Section 1.01, which represents the sum of the rentable area of all space intended for occupancy in the Project is subject to the provisions of Section 2.04.

SECURITY DEPOSIT: The funds specified in Section 1.01, if any, deposited by Tenant with Landlord as security for Tenant’s performance of its obligations under this Lease.

STANDARD OPERATING HOURS: Monday through Friday from 8 A.M. to 6 P.M. and on Saturdays from 9 A.M. to 1 P.M., excluding National Holidays.

SUBSTANTIALLY COMPLETE: The completion of the Landlord Work or Tenant Work, as the case may be, except for minor insubstantial details of construction, decoration or mechanical adjustments which remain to be done.

TAXES: All federal, state and local governmental taxes, assessments and charges of every kind or nature, whether general, special, ordinary or extraordinary, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, leasing, management, control or operation of the Property or any of its components (including any personal property used in connection therewith), which may also include any rental or similar taxes levied in lieu of or in addition to general real and/or personal property taxes. For purposes hereof, Taxes for any year shall be Taxes which are assessed for any period of such year, whether or not such Taxes are billed and payable in a subsequent calendar year. There shall be included in Taxes for any year the amount of all fees, costs and expenses (including reasonable attorneys’ fees) paid by Landlord during such year in seeking or obtaining any refund or reduction of Taxes. Taxes for any year shall be reduced by the net amount of any tax refund received by Landlord attributable to such year. If a special assessment payable in installments is levied against any part of the Property, Taxes for any year shall include only the installment of such assessment and any interest payable or paid during such year. Taxes shall not include any federal or state inheritance, general income, gift or estate taxes, except that if a change occurs in the method of taxation resulting in whole or in part in the substitution of any such taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessments shall be included in the Taxes. Taxes shall not include income, inheritance or estate taxes or any interest, penalties or other charges due to Landlord’s failure to pay Taxes prior to delinquency.

TAXES BASE YEAR: The calendar year set forth in Section 1.01.

TENANT ADDITIONS: Collectively, Landlord Work, Tenant Work and Tenant Alterations.

TENANT ALTERATIONS: Any alterations, improvements, additions, installations or construction in or to the Premises or any Real Property systems serving the Premises done or caused to be done by Tenant after the date hereof (excluding Landlord Work or Tenant Work); and any supplementary air-conditioning systems installed by Landlord or by Tenant at Landlord’s request pursuant to Section 6.01(b).

TENANT	DELAY: As defined in the Workletter, if applicable.

TENANT WORK: All work installed or furnished to the Premises by Tenant pursuant to Rider 2, if any.

TENANT’S SHARE: The percentage specified in Section 1.01 which represents the ratio of the Rentable Area of the Premises to the Rentable Area of the Project, subject to the provisions of Section 2.04.

USABLE AREA OF THE PREMISES: The amount of square footage set forth in Section 1.01, subject to the provisions of Section 2.04.

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TERM: The term of this Lease commencing on the Commencement Date and expiring on the Expiration Date.

TERMINATION DATE: The Expiration Date or such earlier date as this Lease terminates or Tenant’s right to possession of the Premises terminates.

WORKLETTER: The Agreement regarding the manner of completion of Landlord Work, if any, and Tenant Work, if any, set forth on Exhibit B attached hereto.

ARTICLE TWO

PREMISES, TERM, FAILURE TO GIVE POSSESSION

2.01	LEASE OF PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms, covenants and conditions provided in this Lease. In the event Landlord delivers possession of the Premises to Tenant prior to the Commencement Date, Tenant shall be subject to all of the terms, covenants and conditions of this Lease (except with respect to the payment of Rent) as of the date of such possession.

2.02	TERM

(a) The Commencement Date shall be the date Landlord delivers the Premises to Tenant in accordance with Section 2 of the Workletter; provided, however, that in the event such delivery occurs prior to the Projected Commencement Date, the Commencement Date shall be the earlier to occur of (i) the Projected Commencement Date, or (ii) the date Tenant first accepts possession of, or otherwise occupies for any purpose, all or any part of the Premises. In the event the Commencement Date differs from the Projected Commencement Date, the Expiration Date shall be hereby changed from the Projected Expiration Date by the identical difference.

(b) Within thirty (30) days following the Commencement Date, Landlord, through its property manager, and Tenant shall enter into an agreement (which is attached hereto as Rider 1) confirming the Commencement Date and the Expiration Date, and the length of the Term shall be as specified in Section 1.01(5). If Tenant fails to enter into such agreement, then the Commencement Date and the Expiration Date shall be the dates designated by Landlord in such agreement.

2.03	FAILURE TO GIVE POSSESSION

If the Landlord shall be unable to deliver possession of the Premises on the Projected Commencement Date by reason of the following: (i) the holding over or retention of possession of any tenant, tenants or occupants, or (ii) for any other reason, then Landlord shall not be subject to any liability for the failure to give possession on said date. Under such circumstances the rent reserved and covenanted to be paid herein shall not commence until the Premises are made available to Tenant by Landlord, and no such failure to give possession on the Projected Commencement Date shall affect the validity of this Lease or the obligations of the Tenant hereunder. Tenant shall have the option at any time after eight (8) months after the Projected Commencement Date and before such delivery of the Premises to terminate this Lease by notice to Landlord to that effect, in which event neither party shall have any liability to the other as a result of such delays or termination.

2.04	AREA OF PREMISES

Landlord and Tenant agree that for all purposes of this Lease the Rentable Area of the Premises, the Usable Area of the Premises and the Rentable Area of the Project as set forth in Article One are controlling, and are not subject to revision after the date of this Lease except as otherwise provided herein. In the event that the demising walls of the Premises are to be built or modified after the date of execution of the Lease (either upon Tenant’s initial occupancy or any subsequent change in the Premises pursuant to other provisions of this Lease), then when such demising walls are substantially complete, Landlord shall have the right to verify or correct such square footage and accordingly adjust other amounts hereunder based upon such square footage.

2.05	CONDITION OF PREMISES

Subject to the provisions of the immediately following paragraph, Tenant shall notify Landlord in writing within sixty (60) days of the date Tenant takes possession of the Premises of any defects in the Premises claimed by Tenant.

Except for defects stated in such 60-day notice and Latent Defects (defined below) of which Tenant gives Landlord notice within eighteen (18) months after Tenant takes possession of the Premises, Tenant shall be conclusively deemed to have accepted the Premises “AS IS” in the condition existing on the date Tenant first takes possession, and to have waived all claims relating to the condition of the Premises. Landlord shall proceed diligently to correct the defects stated in such notice unless Landlord disputes the existence of any such defects. In the event of any dispute as to the existence of any such defects, the decision of Landlord’s architect shall be final and binding on the parties. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Building and no representation regarding the condition of the Premises or the Building has been made by or on behalf of Landlord to Tenant, except as may be specifically stated in this Lease or in the Work Letter. For purposes of this Lease, “Latent Defects” shall mean defects which were not readily apparent when the sixty (60) day notice was due. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Real Property and no representation regarding the condition of the Premises or the Real Property has been made by or on behalf of Landlord to Tenant, except as may be specifically stated in this Lease or in the Workletter.

ARTICLE THREE

RENT

Tenant agrees to pay to Landlord at the first office specified in Section 1.01, or to such other persons, or at such other places designated by Landlord, without any prior demand therefor in immediately available funds and without any deduction or offset whatsoever, Rent, including Monthly Base Rent and Rent Adjustments in accordance with Article Four, during the Term. Monthly Base Rent shall be paid monthly in advance on the first day of each month of the Term, except that the first installment of Monthly Base Rent shall be paid by Tenant to Landlord concurrently with the execution of this Lease. Monthly Base Rent shall be prorated for partial months within the Term. Unpaid Rent shall bear interest at the Default Rate from the date due until paid. Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease.

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ARTICLE FOUR

RENT ADJUSTMENTS AND PAYMENTS

4.01	RENT ADJUSTMENTS

Tenant shall pay to Landlord Rent Adjustments with respect to each Adjustment Year as follows:

(i) The Rent Adjustment Deposit representing Tenant’s Share of Operating Expenses for the applicable Adjustment Year in excess of Operating Expenses for the Operating Expenses Base Year, monthly during the Term with the payment of Monthly Base Rent;

(ii) The Rent Adjustment Deposit representing Tenant’s Share of Taxes for the applicable Adjustment Year in excess of Taxes for the Taxes Base Year, monthly during the Term with the payment of Monthly Base Rent; and

(iii) Any Rent Adjustments due in excess of the Rent Adjustment Deposits in accordance with Section 4.02. Rent Adjustments due from Tenant to Landlord for any Adjustment Year shall be Tenant’s Share of Operating Expenses for such year in excess of Operating Expenses for the Operating Expenses Base Year and Tenant’s Share of Taxes for such year in excess of Taxes for the Taxes Base Year.

Notwithstanding the foregoing, (a) Tenant’s Share of Operating Expenses for 2006 in excess of Operating Expenses for the Operating Expenses Base Year, and (b) Tenant’s Share of Taxes for 2006 in excess of Taxes for the Taxes Base Year, shall each be multiplied by a fraction, the numerator of which shall be the number of days in 2006 from and after the first anniversary of the Commencement Date, and the denominator of which shall be 365.

4.02	STATEMENT OF LANDLORD

Within one hundred and twenty (120) days after the expiration of the Operating Expenses Base Year and the Taxes Base Year and each Adjustment Year thereafter, Landlord will furnish Tenant a statement (“Landlord’s Statement”) showing the following:

(i) Operating Expenses and Taxes for the Operating Expenses Base Year and Taxes Base Year and thereafter for the last Adjustment Year;

(ii) The amount of Rent Adjustments due Landlord for the last Adjustment Year, less credit for Rent Adjustment Deposits paid, if any; and

(iii) Any change in the Rent Adjustment Deposit due monthly in the current Adjustment Year, including the amount or revised amount due for months preceding any such change pursuant to Landlord’s Statement.

Tenant shall pay to Landlord within sixty (60) days after receipt of such statement any amounts for Rent Adjustments then due in accordance with Landlord’s Statement. Any amounts due from Landlord to Tenant pursuant to this Section shall be credited to the Rent Adjustment Deposit next coming due, or refunded to Tenant within sixty (60) days of completion of such statement if the Term has already expired provided Tenant is not in default hereunder. No interest or penalties shall accrue on any amounts which Landlord is obligated to credit or refund to Tenant by reason of this Section 4.02. Landlord’s failure to deliver Landlord’s Statement or to compute the amount of the Rent Adjustments shall not constitute a waiver by Landlord of its right to deliver such items nor constitute a waiver or release of Tenant’s obligations to pay such amounts. The Rent Adjustment Deposit shall be credited against Rent Adjustments due for the applicable Adjustment Year. During the last complete calendar year or during any partial calendar year in which the Lease terminates, Landlord may include in the Rent Adjustment Deposit its estimate of Rent Adjustments which may not be finally determined until after the termination of this Lease. Tenant’s obligation to pay Rent Adjustments survives the expiration or termination of the Lease. Notwithstanding the foregoing, in no event shall the sum of Monthly Base Rent and the Rent Adjustments be less than the Monthly Base Rent payable.

4.03	BOOKS AND RECORDS

Landlord shall maintain books and records showing Operating Expenses and Taxes in accordance with generally accepted accounting principles, consistently applied. The Tenant or its representative (which representative shall be a certified public accountant licensed to do business in the state in which the Property is located and whose primary business is certified public accounting) shall have the right, for a period of one (1) year following the date upon which Landlord’s Statement is delivered to Tenant, to examine the Landlord’s books and records with respect to the items in the foregoing statement of Operating Expenses and Taxes during normal business hours, upon written notice, delivered at least three (3) business days in advance. If Tenant does not object in writing to Landlord’s Statement within one (1) year of Tenant’s receipt thereof, specifying the nature of the item in dispute and the reasons therefor, then Landlord’s Statement shall be considered final and accepted by Tenant. Any amount due to the Landlord as shown on Landlord’s Statement, whether or not disputed by Tenant as provided herein shall be paid by Tenant when due as provided above, without prejudice to any such written exception.

If after such examination by Tenant, Tenant disputes any item or amount of any item reflected on Landlord’s Statement, Tenant shall promptly provide written notice thereof to Landlord, and Landlord and Tenant shall thereafter work in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) calendar days after Landlord’s receipt of notice thereof, an audit shall be performed at Landlord’s principal accounting offices by a national or California certified public accounting firm whose primary business is certified public accounting and who is selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld or delayed. There shall be no more than one (1) audit of Operating Expenses for any twelve (12) month period. An audit for any Adjustment Year must be commenced within one (1) year after Landlord’s delivery of the Landlord’s Statement, or the right to audit Operating Expenses shall be deemed waived. Tenant agrees to diligently pursue and complete (or abandon) any audit commenced by Tenant and, further, that its failure to either commence an audit with respect to any Landlord’s Statement within such one (1) year period or to commence litigation with respect to such Landlord’s Statement’s audit results within six (6) months after such audit commencement shall conclusively constitute its waiver of all objections it may have with respect to any aspect such Landlord’s Statement. Tenant shall provide Landlord a copy of such audit, whether such audit shows an overstatement or understatement of Operating Expenses. All costs and expenses of the audit shall be paid by Tenant unless the audit shows that Landlord overstated Operating Expenses for the Expense Stop calendar year by more than five percent (5%), in which case Landlord shall pay the non-contingency fee costs and expenses of the audit up to a maximum of Seven Thousand Five Hundred Dollars ($7,500.00). After determination of the amount of Operating Expenses for the entire period under audit (after review and resolution of all questions and objections of Landlord with respect to such audit), Landlord shall refund to Tenant any amount so determined to be an overcharge of Tenant’s share of Operating Expenses and Tenant shall pay any amount so determined to be an underpayment of Tenant’s share of Operating Expenses within thirty (30) days after such determination. Tenant shall keep any information gained from such audit confidential and shall not disclose it to any other party except where Tenant is legally required to do so. The exercise by Tenant of its audit rights hereunder shall not relieve Tenant of its obligation to pay, prior to any request for inspection and examination of Landlord’s books and records or any audit, all sums due hereunder without limitation, the disputed Operating Expenses.

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4.04 PARTIAL OCCUPANCY

For purposes of determining Rent Adjustments, if the Building is less than 95% occupied during all or a portion of any year during the Term, Landlord shall make appropriate adjustments to the Operating Expenses for such year employing sound accounting and management principles consistently applied, to determine the amount of Operating Expenses that would have been paid or incurred by Landlord had the Building been 95% occupied, and the amount so determined shall be deemed to have been the amount includable in Operating Expenses for such year. In the event that the Real Property is not fully assessed for all or a portion of any year during the Term, then Taxes shall be adjusted to an amount which would have been payable in such year if the Real Property had been fully assessed. In the event any other tenant in the Building provides itself with a service of a type which Landlord would supply under the Lease without an additional or separate charge to Tenant, then Operating Expenses shall be deemed to include the cost Landlord would have incurred had Landlord provided such service to such other tenant.

4.05 TENANT OR LEASE SPECIFIC TAXES

In addition to Monthly Base Rent, Rent Adjustments, Rent Adjustment Deposits and other charges to be paid by Tenant, Tenant shall pay to Landlord, upon demand, any and all taxes payable by Landlord (other than federal or state inheritance, general income, gift or estate taxes) whether or not now customary or within the contemplation of the parties hereto: (a) upon, allocable to, or measured by the Rent payable hereunder, including any gross receipts tax or excise tax levied by any governmental or taxing body with respect to the receipt of such rent; or (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (c) upon the measured value of Tenant’s personal property located in the Premises or in any storeroom or any other place in the Premises or the Property, or the areas used in connection with the operation of the Property, it being the intention of Landlord and Tenant that, to the extent possible, such personal property taxes shall be billed to and paid directly by Tenant; or (d) resulting from Landlord Work if any, Tenant Work or Tenant Alterations to the Premises, whether title thereto is in Landlord or Tenant; or (e) upon this transaction. Taxes paid by Tenant pursuant to this Section 4.05 shall not be included in any computation of Taxes payable pursuant to Sections 4.01 and 4.02.

ARTICLE FIVE

SECURITY DEPOSIT

(a) Tenant shall pay Landlord, concurrently with execution of this Lease, in immediately available funds the amount of the Security Deposit specified in Section 1.01 as security (“Security”) for the full and faithful performance by Tenant of each and every term, provision, covenant, and condition of this Lease. If Tenant fails timely to perform any of the terms, provisions, covenants and conditions of this Lease or any other document executed by Tenant in connection with this Lease, including, but not limited to, the payment of any Rent or the repair of damage to the Premises caused by Tenant (excluding normal wear and tear) then Landlord may use, apply, or retain the whole or any part of the Security for the payment of any such Rent not paid when due, for the cost of repairing such damage, for the cost of cleaning the Premises, for the payment of any other sum which Landlord may expend or may be required to expend by reason of Tenant’s failure to perform, and otherwise for compensation of Landlord for any other loss or damage to Landlord occasioned by Tenant’s failure to perform, including, but not limited to, any loss of future Rent and any damage or deficiency in the reletting of the Premises (whether such loss, damages or deficiency accrue before or after summary proceedings or other reentry by Landlord) and the amount of the unpaid past Rent, future Rent loss, and all other losses, costs and damages, that Landlord would be entitled to recover if Landlord were to pursue recovery under Section 11.02(b) or (c) of this Lease. If Landlord so uses, applies or retains all or part of the Security, Tenant shall within five (5) business days after demand pay or deliver to Landlord in immediately available funds the sum necessary to replace the amount used, applied or retained. If Tenant shall fully and faithfully comply with all of Tenant’s terms, provisions, covenants and conditions of this Lease, the Security (except any amount retained for application by Landlord as provided herein) shall be returned or paid over to Tenant no later than thirty (30) days after the latest of: (i) the Termination Date; (ii) the removal of Tenant from the Premises; (iii) the surrender of the Premises by Tenant to Landlord in accordance with this Lease; or (iv) the date Rent Adjustments owed pursuant to this Lease have been computed by Landlord and paid by Tenant. Provided, however, in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its obligations hereunder.

(b) The Security shall not be deemed an advance rent deposit or an advance payment of any kind, or a measure of Landlord’s damages with respect to Tenant’s failure to perform, nor shall any action or inaction of Landlord with respect to it be a waiver of, or bar or defense to, enforcement of any right or remedy of Landlord. Landlord shall not be required to keep the Security separate from its general funds and shall not have any fiduciary or other duties concerning the Security except as set forth in this Section. Tenant shall not be entitled to any interest on the Security. In the event of any sale, lease or transfer of Landlord’s interest in the Building, Landlord shall have the right to transfer the Security, or balance thereof, to the vendee, transferee or lessee and any such transfer shall release Landlord from all liability for the return of the Security. Tenant thereafter shall look solely to such vendee, transferee or lessee for the return or payment of the Security. Tenant shall not assign or encumber or attempt to assign or encumber the Security or any interest in it and Landlord shall not be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance, and regardless of one or more assignments of this Lease, Landlord may return the Security to the original Tenant without liability to any assignee. Tenant hereby waives any and all rights of Tenant under the provisions of Section 1950.7 of the California Civil Code or other Law, now or hereafter enacted, regarding security deposits.

(c) If Tenant fails timely to perform any obligation under this Article Five, such breach shall constitute a Default by Tenant under this Lease without any right to or requirement of any further notice or cure period under any other Article of this Lease, except such notice and cure period expressly provided under this Article Five.

ARTICLE SIX

SERVICES

6.01	LANDLORD’S GENERAL SERVICES

(a) So long as the Lease is in full force and effect, Landlord shall furnish or cause to be furnished to the Premises the utilities and services described below, subject to the conditions and in accordance with the standards set forth below:

(1) Landlord shall provide automatic elevator facilities without card access during Standard Operating Hours. Elevator facilities will be available by card access only after Standard Operating Hours. Tenant shall have access to the Premises seven (7) days per week, twenty-four (24) hours per day, and if the Premises does not have a separate door directly from the Premises to outside the Building, then Tenant shall have such access to the Premises through a common entrance to the Building and its Common Areas, subject to such reasonable measures and systems for access control and/or tenant identification as exist from time to time at the Building, including, for example only, keys or card-keys for entry. The Building provides for controlled card access to tenant floors during non-Standard Operating Hours using an access card reader located in the elevators.

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(2) Landlord shall ventilate the Premises during Standard Operating Hours and shall furnish heat or air conditioning comparable to other Class A building in the El Segundo, California when in the reasonable judgment of Landlord it is required for the comfortable occupancy of the Premises during Standard Operating Hours, subject to any requirements or standards relating to, among other things, energy conservation, imposed or established by governmental agencies. Upon request, Landlord shall make available at Tenant’s expense heat or air conditioning for use at all other times, provided that such request is made no later than 2:00 P.M. on the date of such service or by 2:00 P.M. on the date preceding a National Holiday or weekend and provided further that the minimum use of such additional heat or air conditioning and the cost thereof shall be determined by Landlord based on Landlord’s actual costs of such additional hear and air conditioning service and confirmed in writing to Tenant as the same may change from time to time.

(3) Landlord shall furnish electric current to the Premises at all times. Tenant’s use of electric current shall at no time exceed the capacity of the feeders to the Building or the risers or wiring installation therein. Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises other than personal computers without the prior written consent of Landlord.

(4) Landlord shall furnish water for drinking, cleaning and lavatory purposes only in the Common Areas of the Building, as well as hot and cold water in the kitchen areas of the Premises.

(5) Provided that the Premises are used exclusively as offices and are kept reasonably in order by Tenant, Landlord shall provide janitorial services in the Premises five (5) days per week, excluding National Holidays; however, in no event materially less than such services then being provided in comparable office buildings in the El Segundo market. If the Premises are not used exclusively as offices and education classroom facilities (provided Section 1.01 permits such use), Tenant or persons approved by Landlord shall keep the Premises clean and in order to the satisfaction of Landlord, but at Tenant’s sole expense. No persons other than Tenant and those persons approved by Landlord shall be permitted to enter the Premises for the purpose of keeping the Premises clean and in order. Tenant shall pay to Landlord the cost of removal of any of Tenant’s refuse and rubbish, to the extent that such refuse and rubbish removed by Landlord exceeds the refuse and rubbish usually attendant upon the use of premises as offices.

(6) Landlord shall replace, as necessary, the light bulbs in the Building standard lighting fixtures installed by Landlord. Tenant shall replace, as necessary, all bulbs and fluorescent tubes in non-Building standard lighting fixtures, if any, installed in the Premises. If Tenant shall fail to make any such replacement within five (5) days after written notice from Landlord, Landlord may make such replacement and charge the cost of labor and materials involved therein to Tenant, as additional rent.

(b) In addition to any after-hours use of the Building’s heating, ventilation or air conditioning systems under Section 6.01(a)(2) above, Landlord may impose a reasonable charge upon Tenant for all utilities and services used by Tenant or at the Premises which involves (1) any substantial recurrent use of the Premises at any time other than Standard Operating Hours, (2) any use beyond that which Landlord is required to furnish under Section 6.01(a) above, (3) any special cooling or ventilating needs created in certain areas of the Premises by special telephone equipment, computers or other similar equipment or uses by Tenant, or (4) any use of electrical service in the Premises (including, without limitation, all lighting) in excess of seven (7) watts per square foot of Usable Area of the Premises per hour during Standard Operating Hours. At any time and from time to time during the term of this Lease, Landlord may in its sole discretion install meters or other similar devices in the Premises or the Building for the purpose of measuring the electricity or other utilities supplied to the Premises. If such meter or other device shows at any time that utilities have been supplied to the Premises for which Landlord may impose a charge as provided in this Section 6.01(b), then the cost of such meter or similar device and the cost of installation thereof shall be borne by Tenant and Tenant shall reimburse Landlord for such costs within ten (10) days of receipt of Landlord’s invoice thereof.

(c) Tenant agrees to cooperate fully with Landlord and to abide by all reasonable regulations and requirements which Landlord may prescribe for the use of the above-described utilities and services to be provided by Landlord. Any failure to pay any excess costs as described above shall constitute a breach of the obligation to pay Rent under this Lease and shall entitle Landlord to the rights granted herein, at law or in equity as a result of such a breach.

(d) Notwithstanding anything to the contrary above, Landlord reserves the right from time to time to make reasonable modifications to the above standards for utilities and services.

6.02 TELEPHONE SERVICES

All telegraph, telephone, and communication connections which Tenant may desire shall be subject to Landlord’s prior written approval, in Landlord’s sole discretion, and the location of all wires and the work in connection therewith shall be performed by contractors approved by Landlord and shall be subject to the direction of Landlord, except that such approval is not required as to Tenant’s telephone equipment (including cabling) within the Premises and from the Premises in a route designated by Landlord to any telephone cabinet or panel provided (as existing or as installed as part of Landlord’s Work, if any) on Tenant’s floor for Tenant’s connection to the telephone cable serving the Building, so long as Tenant’s equipment does not require connections different than or additional to those to the telephone cabinet or panel provided. Except to the extent of such cabling within the Premises or from the Premises to such telephone cabinet or panel, Landlord reserves the right to designate and control the entity or entities providing telephone or other communication cable installation, removal, repair and maintenance in the Building (so long as such providers’ charges are at then market rates) and to restrict and control access to telephone cabinets or panels; notwithstanding the foregoing, Tenant may use any entity for such services with Landlord’s prior approval, which approval may not be unreasonably withheld, conditioned or delayed (“Tenant’s Communications Provider”). In the event Landlord designates a particular vendor or vendors to provide such cable installation, removal, repair and maintenance for the Building and Tenant does not use Tenant’s Communications Provider, Tenant agrees to abide by and participate in such program. Tenant shall be responsible for and shall pay all costs incurred in connection with the installation of telephone cables and communication wiring in the Premises, including any hook-up, access and maintenance fees related to the installation of such wires and cables in the Premises and the commencement of service therein, and the maintenance thereafter of such wire and cables; and there shall be included in Operating Expenses for the Building all installation, removal, hook-up or maintenance costs incurred by Landlord in connection with telephone cables and communication wiring serving the Building which are not allocable to any individual users of such service but are allocable to the Building generally. If Tenant fails to maintain all telephone cables and communication wiring in the Premises and such failure affects or interferes with the operation or maintenance of any other telephone cables or communication wiring serving the Building, if upon notice to Tenant (which may be verbal if Landlord believes an emergency situation exists) Tenant fails to act immediately to perform such repairs, restorations or alterations necessary in order to eliminate any such interference, then Landlord may by verbal notice require Tenant to shut down the equipment, wiring or cables believed to be causing the interference, and if not so shut down, then

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upon further verbal notice Landlord (or any vendor hired by Landlord) may enter into and upon the Premises forthwith and perform such repairs, restorations or alterations as Landlord deems necessary in order to eliminate any such interference (and Landlord may recover from Tenant all of Landlord’s costs in connection therewith). No later than the Termination Date, Tenant agrees to remove all telephone cables and communication wiring installed by Tenant for and during Tenant’s occupancy, which Landlord shall request Tenant to remove. Except for Landlord’s gross negligence, Tenant agrees that neither Landlord nor any of its agents or employees shall be liable to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through, by or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action because of any interruption, diminution, delay or discontinuance at any time for any reason in the furnishing of any telephone or other communication service to the Premises and the Building.

6.03	DELAYS IN FURNISHING SERVICES

In the event of any failure to furnish or delay in furnishing the services, including any utilities, to be supplied by Landlord, Landlord shall use good faith efforts to have service promptly resumed. Where the cause of any such failure, stoppage or interruption of such utilities or services is within the system or control of a utility company or public or quasi-public entity outside Landlord’s control, notification to such utility or entity of such failure, stoppage or interruption and request to remedy the same shall constitute “good faith efforts” by Landlord to have service promptly resumed. Should any equipment or machinery furnished by Landlord break down or for any cause cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no claim for abatement of Rent or damages on account of any interruption of service occasioned thereby or resulting therefrom. Tenant agrees that Landlord shall not be in breach of this Lease nor be liable to Tenant for damages or otherwise, for any failure to furnish, or a delay in furnishing, or a change in the quantity or character of any service when such failure, delay or change is occasioned, in whole or in part, by repairs, improvements or mechanical breakdowns by the act or default of Tenant or other parties or by an event of Force Majeure. No such failure, delay or change shall be deemed to be an eviction or disturbance of Tenant’s use and possession of the Premises, or relieve Tenant from paying Rent or from performing any other obligations of Tenant under this Lease, without any deduction or offset. Failure to any extent to make available, or any slowdown, stoppage, or interruption of, the specified utility services resulting from any cause, including changes in service provider or Landlord’s compliance with any voluntary or similar governmental or business guidelines now or hereafter published or any requirements now or hereafter established by any governmental agency, board, or bureau having jurisdiction over the operation of the Property, shall not render Landlord liable in any respect for damages to either persons, property, or business, nor be construed as an eviction of Tenant or work an abatement of Rent, nor relieve Tenant of Tenant’s obligations for fulfillment of any covenant or agreement hereof. Notwithstanding the foregoing, in the event and to the extent that Tenant is unable to occupy the Premises for more than five (5) consecutive business days in any Lease Year (the “Eligibility Period”) as a result of Landlord’s (or its agent’s) failure to provide access or services which Landlord is obligated to provide, but excluding any period occupancy is prevented to the extent caused by any of the following: (i) caused by any act or omission of Tenant, any assignee, any subtenant or any other occupant of the Premises, or (ii) where Tenant or any assignee requests Landlord to make a decoration, alteration, improvement or addition, or (iii) caused by Force Majeure, or (iv) caused by a matter located outside of the Property and beyond the control of Landlord, then Monthly Base Rent and Rent Adjustments shall abate in the proportion in which the area of the Premises which is unusable and unused bears to the total area of the Premises on a per diem basis from the expiration of the Eligibility Period until the earlier of restoration of the applicable service or access or Tenant’s re-occupancy or use of the affected portion of the Premises.

6.04 CHOICE OF SERVICE PROVIDER

Tenant acknowledges that Landlord may, at Landlord’s sole option, to the extent permitted by applicable law and except as otherwise provided under Section 6.02 of this Lease, elect to change, from time to time, the company or companies which provide services (including electrical service, gas service, water, telephone and technical services) to the Property, the Premises and/or its occupants. Except if Landlord believes an emergency situation exists, Landlord shall provide Tenant at least twenty-four (24) hours prior notice (x) of any work by Landlord on any such equipment or machinery if an interruption of utilities or service to Tenant is scheduled as part of such work or (y) if Landlord schedules an interruption of utilities or service supplied by Landlord which are not directly obtained by Tenant. Notwithstanding anything to the contrary set forth in this Lease, Tenant acknowledges that Landlord has not and does not make any representations or warranties concerning the identity or identities of the company or companies which provide services to the Property and the Premises or its occupants and Tenant acknowledges that the choice of service providers and matters concerning the engagement and termination thereof shall be solely that of Landlord. The foregoing provision is not intended to modify, amend, change or otherwise derogate any provision of this Lease concerning the nature or type of service to be provided or any specific information concerning the amount thereof to be provided. Tenant agrees to cooperate with Landlord and each of its service providers in connection with any change in service or provider.

ARTICLE SEVEN

POSSESSION, USE AND CONDITION OF PREMISES

7.01	POSSESSION AND USE OF PREMISES

(a) Tenant shall occupy and use the Premises only for the uses specified in Section 1.01 to conduct Tenant’s business. Tenant shall not occupy or use the Premises (or permit the use or occupancy of the Premises) for any purpose or in any manner which: (1) is unlawful or in violation of any Law or Environmental Law; (2) may be dangerous to persons or property or which may increase the cost of, or invalidate, any policy of insurance carried on the Building or covering its operations; (3) is contrary to or prohibited by the terms and conditions of this Lease or the rules and regulations of the Building set forth in Article Eighteen; or (4) would tend to create or continue a nuisance.

(b) Tenant shall comply with all Environmental Laws pertaining to occupancy and use of the Premises by Tenant and concerning the proper use storage, handling and disposal of any Hazardous Material introduced to the Premises, the Building or the Property by Tenant or Tenant’s Agents (defined below). For purposes hereof, “Tenant’s Agents” shall mean any assignees, or any subtenants, or other occupants of the Premises permitted or suffered by Tenant or assignees or subtenants, or any employees, servants, agents, contractors, licensees, customers, visitors or invitees of any of them. Landlord shall comply with all Environmental Laws applicable to the Property other than those to be complied with by Tenant or Tenant’s Agents pursuant to the preceding sentences. Tenant and Tenant’s Agents shall not introduce, use, generate, store, handle or dispose of any Hazardous Material in, on, or about the Property without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, except that such consent shall not be required to the extent of Hazardous Material packaged and contained in office products for consumer use in general business offices in quantities for ordinary day-to-day use provided such use does not give rise to, or pose a risk of, exposure to or release of Hazardous Material. In the event that Tenant is notified of any investigation or violation of any Environmental Law arising from activities of Tenant or Tenant’s Agents at the Premises, Tenant shall immediately deliver to Landlord a copy of such notice. In such event or in the event Landlord reasonably believes that there exists a violation of Environmental Law by Tenant or Tenant’s Agents, Landlord may conduct such tests and studies relating to compliance by Tenant with Environmental Laws or the alleged presence of Hazardous Materials upon the Premises as Landlord deems desirable, all of which shall be completed at Tenant’s expense. Landlord’s inspection and testing rights are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have

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assumed any responsibility to Tenant or any other party for compliance with Environmental Laws, as a result of the exercise, or non-exercise of such rights. Tenant hereby indemnifies, and agrees to defend, protect and hold harmless, the Indemnitees from any and all loss, claim, demand, action, expense, liability and cost (including attorneys’ fees and expenses) arising out of or in any way related to the presence of any Hazardous Material introduced to the Premises or the Property during the Lease Term by Tenant or other occupants of the Premises, or their employees, servants, agents, contractors, customers or invitees. In case of any action or proceeding brought against the Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel chosen by Landlord, in Landlord’s sole discretion. Landlord reserves the right to settle, compromise or dispose of any and all actions, claims and demands related to the foregoing indemnity. If any Hazardous Material is released, discharged or disposed of on or about the Property and such release, discharge or disposal is not caused by Tenant or other occupants of the Premises, or their employees, servants, agents, contractors customers or invitees, such release, discharge or disposal shall be deemed casualty damage under Article Fourteen to the extent that the Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under such Article.

(c) Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises, the Building and the Project depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (a) Landlord shall be responsible for ADA Title III compliance in the Common Areas, except as provided below, (b) Tenant shall be responsible for ADA Title III compliance in the Premises, (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by or arising from any change in Tenant’s use of the Premises from that described in Section 1.01(17) above, and (d) Landlord may perform and Tenant shall be responsible for a portion of the cost of, ADA Title III compliance in the Common Areas or “path of travel” requirements necessitated or triggered by or arising from (i) any aspect of Tenant Alterations (provided, however, that unless (ii) below is applicable, Tenant shall not be responsible under this clause (d) for more than the lesser of 25% of the cost of such requirements or $10,000 for each Tenant Alteration), or (ii) the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s use of the Premises (provided, however, that Tenant shall not be responsible under this clause (d) for more than 50% of the cost of such requirements). Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

(d) Landlord and Tenant agree to cooperate and use commercially reasonable efforts to participate in traffic management programs generally applicable to businesses located in or about the Building and Tenant shall encourage and support van and car pooling by, and staggered and flexible working hours for, its office workers and service employees to the extent reasonably permitted by the requirements of Tenant’s business. Neither this Section or any other provision of this Lease is intended to or shall create any rights or benefits in any other person, firm, company, governmental entity or the public.

(e) Tenant agrees to cooperate with Landlord and to comply with any and all guidelines or controls concerning energy management imposed upon Landlord by federal or state governmental organizations or by any energy conservation association to which Landlord is a party or which is applicable to the Building.

(f) Tenant shall comply with all recorded covenants, conditions and restrictions now or hereafter affecting the Project (collectively, the “Underlying Documents”). Tenant agrees that Landlord may, without Tenant’s prior consent, modify the terms of the Underlying Documents without affecting Tenant’s obligations to comply with the terms thereto, so long as such modifications do not materially, adversely affect Tenant’s rights or materially increase or affect Tenant’s obligations thereunder.

7.02	LANDLORD ACCESS TO PREMISES; APPROVALS

(a) Tenant shall permit Landlord to erect, use and maintain pipes, ducts, wiring and conduits in and through the Premises, so long as Tenant’s use, layout or design of the Premises is not materially affected or altered. Landlord or Landlord’s agents shall have the right to enter upon the Premises in the event of an emergency, or to inspect the Premises, to perform janitorial and other services, to conduct safety and other testing in the Premises and to make such repairs, alterations, improvements or additions to the Premises or the Building or other parts of the Property as Landlord may deem necessary or desirable (including all alterations, improvements and additions in connection with a change in service provider or providers). Janitorial and cleaning services shall be performed after Standard Operating Hours. Any entry or work by Landlord may be during Standard Operating Hours and Landlord shall use reasonable efforts to ensure that any entry or work shall not materially interfere with Tenant’s access to or occupancy of the Premises.

(b) If Tenant shall not be personally present to permit an entry into the Premises when for any reason an entry therein shall be necessary or permissible, Landlord (or Landlord’s agents), after attempting to notify Tenant (unless Landlord believes an emergency situation exists), may enter the Premises without rendering Landlord or its agents liable therefor, and without relieving Tenant of any obligations under this Lease.

(c) On not less than twenty-four (24) hours advance notice given during Standard Operating Hours, Landlord may enter the Premises for the purpose of conducting such inspections, tests and studies as Landlord may deem desirable or necessary to confirm Tenant’s compliance with all Laws and Environmental Laws or for other purposes necessary in Landlord’s reasonable judgment to ensure the sound condition of the Property and the systems serving the Property. Landlord’s rights under this Section 7.02(c) are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed, any responsibility to Tenant or any other party, as a result of the exercise or non-exercise of such rights, for compliance with Laws or Environmental Laws or for the accuracy or sufficiency of any item or the quality or suitability of any item for its intended use.

(d) Landlord may do any of the foregoing, or undertake any of the inspection or work described in the preceding paragraphs without such action constituting an actual or constructive eviction of Tenant, in whole or in part, or giving rise to an abatement of Rent by reason of loss or interruption of business of the Tenant, or otherwise.

(e) The review, approval or consent of Landlord with respect to any item required or permitted under this Lease is for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed, any responsibility to Tenant or any other party, as a result of the exercise or non-exercise of such rights, for compliance with Laws or Environmental Laws or for the accuracy or sufficiency of any item or the quality or suitability of any item for its intended use.

7.03 QUIET ENJOYMENT

Landlord covenants, in lieu of any implied covenant of quiet possession or quiet enjoyment, that so long as Tenant is in compliance with the covenants and conditions set forth in this Lease, Tenant shall have the right to quiet enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, and subject to the covenants and conditions set forth in the Lease and to the rights of any Mortgagee or ground lessor.

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ARTICLE EIGHT

MAINTENANCE

8.01	LANDLORD’S MAINTENANCE

Subject to the provisions of Article Fourteen, Landlord shall maintain and make necessary repairs to the foundations, roofs, exterior walls, and the structural elements of the Building, the electrical, plumbing, heating, ventilating, air-conditioning, mechanical, communication, security and the fire and life safety systems of the Building and those corridors, washrooms and lobbies in the Common Areas of the Building, except that: (a) Landlord shall not be responsible for the maintenance or repair of any floor or wall coverings in the Premises or any of such systems which are located within the Premises and are supplemental or special to the Building’s standard systems; and (b) the cost of performing any of said maintenance or repairs whether to the Premises or to the Building caused by the negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, shall be paid by Tenant, subject to the waivers set forth in Section 16.04. Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from work done in or upon, or in connection with the use of any adjacent or nearby building, land, street or alley.

8.02	TENANT MAINTENANCE

Subject to the provisions of Article Fourteen, Tenant, at its expense, shall keep and maintain the Premises and all Tenant Additions in good order, condition and repair, normal wear and tear excepted, and in accordance with all Laws and Environmental Laws. Tenant shall not permit waste and shall promptly and adequately repair all damages to the Premises and replace or repair all damaged or broken glass in the interior of the Premises, fixtures or appurtenances. Any repairs or maintenance shall be completed with materials of similar quality to the original materials, all such work to be completed under the supervision of Landlord. Any such repairs or maintenance shall be performed only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, and whose work will not cause or threaten to cause disharmony or interference with Landlord or other tenants in the Building and their respective agents and contractors performing work in or about the Building. If Tenant fails to perform any of its obligations set forth in this Section 8.02, Landlord may, in its reasonable discretion and upon 24 hours prior notice to Tenant (except without notice in the case of emergencies), perform the same, and Tenant shall pay to Landlord any costs or expenses incurred by Landlord upon demand.

ARTICLE NINE

ALTERATIONS AND IMPROVEMENTS

9.01	TENANT ALTERATIONS

(a) The following provisions shall apply to the completion of any Tenant Alterations:

(1)	Tenant shall not, except as provided herein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, make or cause to be made any Tenant Alterations in or to the Premises or any Property systems serving the Premises. Prior to making any Tenant Alterations, Tenant shall give Landlord ten (10) days prior written notice (or such earlier notice as would be necessary pursuant to applicable Law) to permit Landlord sufficient time to post appropriate notices of non-responsibility. Subject to all other requirements of this Article Nine, Tenant may undertake Decoration work without Landlord’s prior written consent. Tenant shall furnish Landlord with the names and addresses of all contractors and subcontractors and copies of all contracts. All Tenant Alterations shall be completed at such time and in such manner as Landlord may from time to time designate, and only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, provided, however, that Landlord may, in its reasonable discretion, specify the engineers and contractors to perform all work relating to the Building’s structural elements or the Building’s systems (including the mechanical, heating, plumbing, security, ventilating, air-conditioning, electrical, communication and the fire and life safety systems in the Building), so long as such engineers and contractor are duly licensed and perform such work at then market rates. The contractors, mechanics and engineers who may be used are further limited to those whose work will not cause or threaten to cause disharmony or interference with Landlord or other tenants in the Building and their respective agents and contractors performing work in or about the Building. Landlord may further condition its consent upon Tenant furnishing to Landlord and Landlord approving prior to the commencement of any work or delivery of materials to the Premises related to the Tenant Alterations such of the following as specified by Landlord: architectural plans and specifications, opinions from Landlord’s engineers stating that the Tenant Alterations will not in any way adversely affect the Building’s systems, necessary permits and licenses, certificates of insurance, and such other documents in such form reasonably requested by Landlord. Landlord may, in the exercise of reasonable judgment, request that Tenant provide Landlord with appropriate evidence of Tenant’s ability to complete and pay for the completion of the Tenant Alterations such as a performance bond or letter of credit where the cost of such Tenant Alterations exceed Fifty Thousand Dollars ($50,000.00). Upon completion of the Tenant Alterations, other than Decorations, Tenant shall deliver to Landlord an as-built mylar and digitized (if available) set of plans and specifications for the Tenant Alterations.

(2)	Tenant shall pay the cost of all Tenant Alterations and the cost of decorating the Premises and any work to the Property occasioned thereby. In connection with completion of any Tenant Alterations, other than Decorations, Tenant shall pay Landlord a construction fee not exceeding five percent (5%) of the cost of Tenant Alterations. Upon completion of Tenant Alterations, Tenant shall furnish Landlord with contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used in connection therewith and such other documentation reasonably requested by Landlord or Mortgagee.

(3)	Tenant agrees to complete all Tenant Alterations (i) in accordance with all Laws, Environmental Laws, all requirements of applicable insurance companies and in accordance with Landlord’s standard construction rules and regulations, and (ii) in a good and workmanlike manner with the use of good grades of materials. Tenant shall notify Landlord immediately if Tenant receives any notice of violation of any Law in connection with completion of any Tenant Alterations and shall immediately take such steps as are necessary to remedy such violation. In no event shall such supervision or right to supervise by Landlord nor shall any approvals given by Landlord under this Lease constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use or of compliance with the requirements of Section 9.01(a)(3)(i) and (ii) above or impose any liability upon Landlord in connection with the performance of such work.

(b) All Tenant Additions to the Premises whether installed by Landlord or Tenant, shall without compensation or credit to Tenant, become part of the Premises and the property of Landlord at the time of their installation and shall remain in the Premises, unless pursuant to Article Twelve, Tenant may remove them or is required to remove them at Landlord’s request.

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9.02	LIENS

Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filed against the Building, the Land, the Premises, or any other part of the Property arising out of work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant. If any such lien or claim for lien is filed, Tenant shall within ten (10) days of receiving notice of such lien or claim (a) have such lien or claim for lien released of record or (b) deliver to Landlord a bond in form, content, amount, and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnitees against all costs and liabilities resulting from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to take any of the above actions, Landlord, in addition to its rights and remedies under Article Eleven, without investigating the validity of such lien or claim for lien, may pay or discharge the same and Tenant shall, as payment of additional Rent hereunder, reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s expenses and attorneys’ fees.

ARTICLE TEN

ASSIGNMENT AND SUBLETTING

10.01 ASSIGNMENT AND SUBLETTING

(a) Without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed, Tenant may not sublease, assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the encumbering of Tenant’s interest therein in whole or in part, by operation of Law or otherwise or permit the use or occupancy of the Premises, or any part thereof, by anyone other than Tenant, provided, however, Landlord shall not unreasonably withhold its consent to a subletting or assignment under this Section 10.01. Tenant agrees that the provisions governing sublease and assignment set forth in this Article Ten shall be deemed to be reasonable. If Tenant desires to enter into any sublease of the Premises or assignment of this Lease, Tenant shall deliver written notice thereof to Landlord (“Tenant’s Notice”), together with the identity of the proposed subtenant or assignee and the proposed principal terms thereof and financial and other information sufficient for Landlord to make an informed judgment with respect to such proposed subtenant or assignee at least thirty (30) days prior to the commencement date of the term of the proposed sublease or assignment. If Tenant proposes to sublease less than all of the Rentable Area of the Premises, the space proposed to be sublet and the space retained by Tenant must each be a marketable unit as reasonably determined by Landlord and otherwise in compliance with all Laws. Landlord shall notify Tenant in writing of its approval or disapproval of the proposed sublease or assignment or its decision to exercise its rights under Section 10.02 within fifteen (15) days after receipt of Tenant’s Notice (and all required information). In no event may Tenant sublease any portion of the Premises or assign the Lease to any other tenant of the Building. Tenant shall submit for Landlord’s approval (which approval shall not be unreasonably withheld) any advertising which Tenant or its agents intend to use with respect to the space proposed to be sublet.

(b) With respect to Landlord’s consent to an assignment or sublease, Landlord may take into consideration any factors which Landlord may deem relevant, and the reasons for which Landlord’s denial shall be deemed to be reasonable shall include, without limitation, the following:

(i) the business reputation or creditworthiness of any proposed subtenant or assignee is not reasonably acceptable to Landlord; or

(ii) in Landlord’s reasonable judgment the proposed assignee or subtenant would diminish the value or reputation of the Building or Landlord; or

(iii) any proposed assignee’s or subtenant’s use of the Premises would violate Section 7.01 of the Lease or would violate the provisions of any other leases of tenants in the Project;

(iv) the proposed assignee or subtenant is either a governmental agency or similar operation, or a medical related practice; or

(v) the proposed subtenant or assignee is a bona fide prospective tenant of Landlord in the Project as demonstrated by a written proposal dated within ninety (90) days prior to the date of Tenant’s request; or

(vi) the proposed subtenant or assignee would materially increase the estimated pedestrian and vehicular traffic to and from the Premises and the Building.

In no event shall Landlord be obligated to consider a consent to any proposed assignment of the Lease which would assign less than the entire Premises. In the event Landlord wrongfully withholds its consent to any proposed sublease of the Premises or assignment of the Lease, Tenant’s sole and exclusive remedy therefor shall be to seek specific performance of Landlord’s obligations to consent to such sublease or assignment.

(c) Any sublease or assignment shall be expressly subject to the terms and conditions of this Lease. Any subtenant or assignee shall execute such documents as Landlord may reasonably require to evidence such subtenant or assignee’s assumption of the obligations and liabilities of Tenant under this Lease. Any subtenant or assignee shall execute such documents as Landlord may reasonably require to evidence the terms of Landlord’s consent to the sublease or assignment, including agreement to the effect set forth in Section 10.01(e) and Section 10.05 below. Landlord’s approval of a sublease, assignment, hypothecation, transfer or third party use or occupancy shall not constitute a waiver of Tenant’s obligation to obtain Landlord’s consent to further assignments or subleases, hypothecations, transfers or third party use or occupancy.

(d) For purposes of this Article Ten, an assignment shall be deemed to include a change in the majority control of Tenant, resulting from any transfer, sale or assignment of shares of stock of Tenant occurring by operation of Law or otherwise if Tenant is a corporation whose shares of stock are not traded publicly. Notwithstanding any provision of this Section to the contrary, an assignment for purposes of this Article does not include any transfer of control of the stock or membership interests of Tenant through (i) any public offering of shares of stock in Tenant in accordance with applicable State and Federal law, rules, regulations and orders if thereafter the stock shall be listed and publicly traded through the New York Stock Exchange, American Stock Exchange or Pacific Stock Exchange, or listed and publicly traded through the NASDAQ national market and its price listed at least daily in the Wall Street Journal; or (ii) public sale of such stock effected through such Exchanges or the NASDAQ national market. If Tenant is a partnership, any change in the partners of Tenant shall be deemed to be an assignment.

(e) Notwithstanding anything to the contrary contained in this Article Ten and provided there is no uncured default under this Lease, Tenant shall have the right, without the prior written consent of Landlord, to assign this Lease to an Affiliate or to sublease the Premises or any part thereof to an Affiliate, but (i) no later than fifteen (15) days prior to the effective date of the assignment or sublease, the assignee shall execute documents satisfactory to Landlord to evidence such assignee’s assumption of the obligations and liabilities of Tenant under this Lease, unless Landlord modifies or waives such

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requirement in the case of any assignment which occurs by operation of law (and without a written assignment) as a consequence of merger, consolidation or non-bankruptcy reorganization, and the subtenant shall execute documents satisfactory to Landlord to evidence that the sublease is subject to the terms and conditions of this Lease and that the subtenant shall perform and be bound by all the terms and conditions of this Lease (except payment of Monthly Base Rent and Rent Adjustments hereunder and other obligations which the sublease expressly provides are to be performed by Tenant as the sublessor) to the extent applicable to the space and period covered by the sublease; (ii) within ten (10) days after the effective date of such assignment or sublease, give notice to Landlord which notice shall include the full name and address of the assignee or subtenant, and a copy of all agreements executed between Tenant and the assignee or subtenant with respect to the Premises or part thereof, as may be the case; and (iii) within fifteen (15) days after Landlord’s written request, provide such reasonable documents or information which Landlord reasonably requests for the purpose of substantiating whether or not the assignment or sublease is to an Affiliate.

(f) With respect to any sublease to an Affiliate pursuant to Subsection (e) above, Tenant hereby irrevocably assigns to Landlord, effective upon any such sublease, all rent and other payments due from subtenant under the sublease, provided however, that Tenant shall have a license to collect such rent and other payments until the occurrence of a default by Tenant under any of the provisions of the Lease, and notice to Tenant of such default shall not be a prerequisite to Landlord’s right to collect subrent. At any time at Landlord’s option, Landlord shall have the right to give notice to the subtenant of such assignment. Landlord shall credit Tenant with any rent received by Landlord under such assignment but the acceptance of any payment on account of rent from the subtenant as the result of any such default shall in no manner whatsoever serve to release Tenant from any liability under the terms, covenants, conditions, provisions or agreement under the Lease. No such payment of rent or any other payment by the subtenant directly to Landlord and/or acceptance of such payment(s) by Landlord, regardless of the circumstances or reasons therefor, shall in any manner whatsoever be deemed an attornment by the subtenant to Landlord in the absence of a specific written agreement signed by Landlord to such an effect. For purposes of this Subsection, any use or occupancy by an Affiliate (unless it is an assignee) without a formal sublease shall for the purposes of this Subsection be deemed to be a sublease at the same rental rate as provided in the Lease.

10.02 INTENTIONALLY OMITTED

10.03 EXCESS RENT

Tenant shall pay Landlord on the first day of each month during the term of the sublease or assignment, fifty percent (50%) of the amount by which the sum of all rent and other consideration (direct or indirect) due from the subtenant or assignee for such month exceeds: (i) that portion of the Monthly Base Rent and Rent Adjustments due under this Lease for said month which is allocable to the space sublet or assigned; and (ii) the following costs and expenses for the subletting or assignment of such space: (1) brokerage commissions and attorneys’ fees and expenses; (2) the actual costs paid in making any improvements or substitutions in the Premises required by any sublease or assignment; and (3) “free rent” periods, costs of any inducements or concessions given to subtenant or assignee, moving costs, and other amounts in respect of such subtenant’s or assignee’s other leases or occupancy arrangements. All such costs and expenses shall be amortized over the term of the sublease or assignment pursuant to sound accounting principles. This Section 10.03 shall not apply to an assignment of this Lease to an Affiliate of Tenant or to a sublease of all or a portion of the Premises to an Affiliate of Tenant.

10.04 TENANT LIABILITY

In the event of any sublease or assignment, whether or not with Landlord’s consent, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any liability arising from the exercise of any renewal or expansion option, to the extent such exercise is expressly permitted by Landlord. Tenant’s liability shall remain primary, and in the event of default by any subtenant, assignee or successor of Tenant in performance or observance of any of the covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said subtenant, assignee or successor. After any assignment, Landlord may consent to subsequent assignments or subletting of this Lease, or amendments or modifications of this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant or any successor of Tenant of liability under this Lease. If Landlord grants consent to such sublease or assignment, Tenant shall pay all reasonable attorneys’ fees and expenses up to $1,000.00 incurred by Landlord with respect to such assignment or sublease. In addition, if Tenant has any options to extend the term of this Lease or to add other space to the Premises, such options shall not be available to any subtenant or assignee, directly or indirectly without Landlord’s express written consent, which may be withheld in Landlord’s sole discretion.

10.05 ASSUMPTION AND ATTORNMENT

If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnish it to Landlord not later than fifteen (15) days prior to the effective date of the assignment. If Tenant shall sublease the Premises as permitted herein, Tenant shall, at Landlord’s option, within fifteen (15) days following any request by Landlord, obtain and furnish to Landlord a written agreement satisfactory to Landlord to the effect that (a) the subtenant will attorn to Landlord and will pay all subrent directly to Landlord in the event of any termination of this Lease for any reason, including rejection or deemed rejection in any bankruptcy proceeding, and (b) that in the event of any default by Tenant under this Lease, subtenant will pay all subrent directly to Landlord.

ARTICLE ELEVEN

DEFAULT AND REMEDIES

11.01	EVENTS OF DEFAULT

The occurrence or existence of any one or more of the following shall constitute a “Default” by Tenant under this Lease:

(i) Tenant fails to pay any installment or other payment of Rent including Rent Adjustment Deposits or Rent Adjustments within three (3) days after the date when due;

(ii) Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease or the Workletter and fails to cure such default within fifteen (15) days after written notice thereof to Tenant, unless the default involves a hazardous condition, which shall be cured forthwith or unless the failure to perform is a Default for which this Lease specifies there is no cure or grace period;

(iii) the interest of Tenant in this Lease is levied upon under execution or other legal process;

(iv) a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Act, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts, which in the case of an involuntary action is not discharged within sixty (60) days;

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(v) Tenant is declared insolvent by Law or any assignment of Tenant’s property is made for the benefit of creditors;

(vi) a receiver is appointed for Tenant or Tenant’s property, which appointment is not discharged within thirty (30) days;

(vii) any action taken by or against Tenant to reorganize or modify Tenant’s capital structure in a materially adverse way which in the case of an involuntary action is not discharged within thirty (30) days;

(viii) upon the dissolution of Tenant;

(ix) [intentionally omitted];

(x) any abandonment (as such term is defined by California Civil Code Section 1951.3) of the Premises by Tenant;

(xi) any warranty, representation or statement made or furnished by Tenant to Landlord in connection with inducing Landlord to enter into this Lease is determined to have been false or misleading in any material respect when made or furnished; or

(xii) Tenant makes or attempts any sublease, assignment, mortgage, pledge, hypothecation or other transfer, or permit any transfer of this Lease or encumbering of Tenant’s interest, or permit the use or occupancy of the Premises or any part thereof in violation of Article Ten.

11.02	LANDLORD’S REMEDIES

(a) A Default shall constitute a breach of the Lease for which Landlord shall have the rights and remedies set forth in this Section 11.02 and all other rights and remedies set forth in this Lease or now or hereafter allowed by Law, whether legal or equitable, and all rights and remedies of Landlord shall be cumulative and none shall exclude any other right or remedy.

(b) With respect to a Default, at any time Landlord may terminate Tenant’s right to possession as allowed by Law by written notice to Tenant stating such election. Upon the termination of Tenant’s right to possession pursuant to this Section 11.02, Tenant’s right to possession shall terminate and this Lease shall terminate, and Tenant shall remain liable as hereinafter provided. Upon such termination, Landlord shall have the right, subject to applicable Law, to re-enter the Premises and dispossess Tenant and the legal representatives of Tenant and all other occupants of the Premises by unlawful detainer or other summary proceedings, or otherwise as permitted by Law, regain possession of the Premises and remove their property (including their trade fixtures, personal property and those Tenant Additions which Tenant is required or permitted to remove under Article Twelve), but Landlord shall not be obligated to effect such removal, and such property may, at Landlord’s option, be stored elsewhere, sold or otherwise dealt with as permitted by Law, at the risk of, expense of and for the account of Tenant, and the proceeds of any sale shall be applied pursuant to Law. Landlord shall in no event be responsible for the value, preservation or safekeeping of any such property. Tenant hereby waives all claims for damages that may be caused by Landlord’s removing or storing Tenant’s personal property pursuant to this Section or Section 12.01, and Tenant hereby indemnifies, and agrees to defend, protect and hold harmless, the Indemnitees from any and all loss, claims, demands, actions, expenses, liability and cost (including attorneys’ fees and expenses) arising out of or in any way related to such removal or storage. Upon such written termination of Tenant’s right to possession and this Lease, Landlord shall have the right to recover damages for Tenant’s Default as provided herein or by Law, including the following damages provided by California Civil Code Section 1951.2:

(1) the worth at the time of award of the unpaid Rent which had been earned at the time of termination;

(2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could reasonably have been avoided;

(3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term of this Lease after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; and

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. The word “rent” as used in this Section 11.02 shall have the same meaning as the defined term Rent in this Lease. The “worth at the time of award” of the amount referred to in clauses (1) and (2) above is computed by allowing interest at the Default Rate. The worth at the time of award of the amount referred to in clause (3) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For the purpose of determining unpaid Rent under clause (3) above, the monthly Rent reserved in this Lease shall be deemed to be the sum of the Monthly Base Rent, monthly storage space rent (if any), and the amounts last payable by Tenant as Rent Adjustments for the calendar year in which Landlord terminated this Lease as provided hereinabove.

(c) Even if Tenant is in Default and/or has abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession by written notice as provided in Section 11.02(b) above, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Rent as it becomes due under this Lease. In such event, Landlord shall have all of the rights and remedies of a landlord under California Civil Code Section 1951.4 (lessor may continue Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations), or any successor statute. During such time as Tenant is in Default, if Landlord has not terminated this Lease by written notice and if Tenant requests Landlord’s consent to an assignment of this Lease or a sublease of the Premises, subject to Landlord’s option to recapture pursuant to Section 10.02, Landlord shall not unreasonably withhold its consent to such assignment or sublease. Tenant acknowledges and agrees that the provisions of Article Ten shall be deemed to constitute reasonable limitations of Tenant’s right to assign or sublet. Tenant acknowledges and agrees that in the absence of written notice pursuant to Section 11.02(b) above terminating Tenant’s right to possession, no other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, including acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease or the withholding of consent to a subletting or assignment, or terminating a subletting or assignment, if in accordance with other provisions of this Lease.

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(d) In the event that Landlord seeks an injunction with respect to a breach or threatened breach by Tenant of any of the covenants, conditions or provisions of this Lease, Tenant agrees to pay the premium for any bond required in connection with such injunction, only if it is determined by the appropriate court of law that Landlord is entitled to such injection.

(e) Tenant hereby waives any and all rights to relief from forfeiture, redemption or reinstatement granted by Law (including California Civil Code of Procedure Sections 1174 and 1179) in the event of Tenant being evicted or dispossessed for any cause or in the event of Landlord obtaining possession of the Premises by reason of Tenant’s Default or otherwise.

(f) When this Lease requires giving or service of a notice of Default or of a failure of Tenant to observe or perform any covenant, condition or provision of this Lease which will constitute a Default unless Tenant so observes or performs within any applicable cure period, and so long as the notice given or served provides Tenant the longer of any applicable cure period required by this Lease or by statute, then the giving of any equivalent or similar statutory notice, including any equivalent or similar notices required by California Code of Civil Procedure Section 1161 or any similar or successor statute, shall replace and suffice as any notice required under this Lease. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by Article Twenty-four shall replace and satisfy the statutory service–of–notice procedures, except that any notice of unlawful detainer required by California Code of Civil Procedure Section 1161 or any similar or successor statute shall be served as required by Code of Civil Procedure Section 1162 or any similar or successor statute, and for purposes of Code of Civil Procedure Section 1162 or any similar or successor statute, Tenant’s “place of residence” and “usual place of business” shall mean the address specified by Tenant for notice pursuant to Section 1.01 of this Lease, as changed by Tenant pursuant to Article Twenty-four of this Lease.

(g) The voluntary or other surrender or termination of this Lease, or a mutual termination or cancellation thereof, shall not work a merger and shall terminate all or any existing assignments, subleases, subtenancies or occupancies permitted by Tenant, except if and as otherwise specified in writing by Landlord.

(h) No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant, and no exercise by Landlord of its rights pursuant to Section 26.15 to perform any duty which Tenant fails timely to perform, shall impair any right or remedy or be construed as a waiver. No provision of this Lease shall be deemed waived by Landlord unless such waiver is in a writing signed by Landlord. The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease.

11.03	ATTORNEY’S FEES

In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys’ fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys’ fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

11.04	BANKRUPTCY

The following provisions shall apply in the event of the bankruptcy or insolvency of Tenant:

(a) In connection with any proceeding under Chapter 7 of the Bankruptcy Code where the trustee of Tenant elects to assume this Lease for the purposes of assigning it, such election or assignment, may only be made upon compliance with the provisions of (b) and (c) below, which conditions Landlord and Tenant acknowledge to be commercially reasonable. In the event the trustee elects to reject this Lease then Landlord shall immediately be entitled to possession of the Premises without further obligation to Tenant or the trustee.

(b) Any election to assume this Lease under Chapter 11 or 13 of the Bankruptcy Code by Tenant as debtor-in-possession or by Tenant’s trustee (the “Electing Party”) must provide for:

The Electing Party to cure or provide to Landlord adequate assurance that it will cure all monetary defaults under this Lease within fifteen (15) days from the date of assumption and it will cure all nonmonetary defaults under this Lease within thirty (30) days from the date of assumption. Landlord and Tenant acknowledge such condition to be commercially reasonable.

(c) If the Electing Party has assumed this Lease or elects to assign Tenant’s interest under this Lease to any other person, such interest may be assigned only if the intended assignee has provided adequate assurance of future performance (as herein defined), of all of the obligations imposed on Tenant under this Lease.

For the purposes hereof, “adequate assurance of future performance” means that Landlord has ascertained that each of the following conditions has been satisfied:

(i) The assignee has submitted a current financial statement, certified by its chief financial officer, which shows a net worth and working capital in amounts sufficient to assure the future performance by the assignee of Tenant’s obligations under this Lease; and

(ii) Landlord has obtained consents or waivers from any third parties which may be required under a lease, mortgage, financing arrangement, or other agreement by which Landlord is bound, to enable Landlord to permit such assignment.

(d) Landlord’s acceptance of Rent or any other payment from any trustee, receiver, assignee, person, or other entity will not be deemed to have waived, or waive, the requirement of Landlord’s consent, Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent, or Landlord’s claim for any amount of Rent due from Tenant.

11.05 LANDLORD’S DEFAULT

Landlord shall be in default hereunder in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction. In addition, Tenant hereby covenants that, prior to the exercise of any such remedies, it will give the Mortgagee notice and a reasonable time to cure any default by Landlord.

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ARTICLE TWELVE

SURRENDER OF PREMISES

12.01	IN GENERAL

Upon the Termination Date, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in a clean, good and tenantable condition, ordinary wear and tear, and damage caused by Landlord excepted. Tenant shall deliver to Landlord all keys to the Premises. Tenant shall remove from the Premises all movable personal property of Tenant and Tenant’s trade fixtures, including, subject to Section 6.02, cabling for any of the foregoing. Tenant shall be entitled to remove such Tenant Additions which at the time of their installation Landlord and Tenant agreed may be removed by Tenant. Tenant shall also remove such other Tenant Additions as required by Landlord, including any Tenant Additions containing Hazardous Material. Tenant immediately shall repair all damage resulting from removal of any of Tenant’s property, furnishings or Tenant Additions, shall close all floor, ceiling and roof openings and shall restore the Premises to a tenantable condition as reasonably determined by Landlord. If any of the Tenant Additions which were installed by Tenant involved the lowering of ceilings, raising of floors or the installation of specialized wall or floor coverings or lights, then Tenant shall also be obligated to return such surfaces to their condition prior to the commencement of this Lease. Tenant shall also be required to close any staircases or other openings between floors. Notwithstanding any provision to the contrary contained herein, if so requested by Tenant in writing (and prominently in all capital or bold lettering which also states that such request is pursuant to Section 12.01 of the Lease) at the time Tenant requests approval of any Tenant Alterations (or at the time of Tenant’s notice to Landlord with respect to those Tenant Alterations not requiring Landlord’s approval) or Tenant Work, Landlord shall advise Tenant at the time of Landlord’s approval of such Tenant Alteration(s) (or reasonably promptly after Tenant’s inquiry with respect to those Tenant Alterations not requiring Landlord’s approval) or Tenant Work as to whether Landlord will require that such Tenant Alteration(s) or Tenant Work be removed by Tenant from the Premises, provided however, regardless whether or not Landlord gives Tenant notice of required removal at the time of approval, in any event, Landlord may require removal of any Tenant Alterations or Tenant Work containing Hazardous Material and all Tenant’s trade fixtures, and, subject to Section 6.04, cabling installed for Tenant’s personal property or trade fixtures. In the event possession of the Premises is not delivered to Landlord when required hereunder, or if Tenant shall fail to remove those items described above, Landlord may (but shall not be obligated to), at Tenant’s expense, remove any of such property and store, sell or otherwise deal with such property as provided in Section 11.02(b), including the waiver and indemnity obligations provided in that Section, and undertake, at Tenant’s expense, such restoration work as Landlord deems necessary or advisable.

12.02	LANDLORD’S RIGHTS

All property which may be removed from the Premises by Landlord shall be conclusively presumed to have been abandoned by Tenant and Landlord may deal with such property as provided in Section 11.02(b), including the waiver and indemnity obligations provided in that Section. Tenant shall also reimburse Landlord for all costs and expenses incurred by Landlord in removing any of Tenant Additions and in restoring the Premises to the condition required by this Lease at the Termination Date.

ARTICLE THIRTEEN

HOLDING OVER

Tenant shall pay Landlord (i) one hundred ten percent (110%) of the monthly Rent payable for the month immediately preceding the holding over (including increases for Rent Adjustments which Landlord may reasonably estimate) during the first three (3) months or any portion thereof of any holding over and, (ii) one hundred fifty percent (150%) of the monthly Rent payable for the month immediately preceding the holding over (including increases for Rent Adjustments which Landlord may reasonably estimate) for each month or portion thereof thereafter that Tenant retains possession of the Premises, or any portion thereof, after the Termination Date (without reduction for any partial month that Tenant retains possession). Tenant shall also pay all damages sustained by Landlord by reason of such retention of possession. The provisions of this Article shall not constitute a waiver by Landlord of any re-entry rights of Landlord and Tenant’s continued occupancy of the Premises shall be as a tenancy in sufferance.

ARTICLE FOURTEEN

DAMAGE BY FIRE OR OTHER CASUALTY

14.01	SUBSTANTIAL UNTENANTABILITY

(a) If any fire or other casualty (whether insured or uninsured) renders all or a substantial portion of the Premises or the Building untenantable, Landlord shall, with reasonable promptness after the occurrence of such damage, estimate the length of time that will be required to substantially complete the repair and restoration and shall by notice advise Tenant of such estimate (“Landlord’s Notice”). If Landlord estimates that the amount of time required to substantially complete such repair and restoration will exceed two hundred seventy (270) days from the date such damage occurred, then Landlord, or Tenant if all or a substantial portion of the Premises is rendered untenantable, shall have the right to terminate this Lease as of the date of such damage upon giving written notice to the other at any time within twenty (20) days after delivery of Landlord’s Notice, provided that if Landlord so chooses, Landlord’s Notice may also constitute such notice of termination. Further, in the event that the Building is damaged or destroyed to the extent of more than twenty-five percent (25%) of its replacement cost or to any extent if no insurance proceeds or insufficient insurance proceeds are receivable by Landlord, Landlord may elect by written notice to Tenant given within thirty (30) days after the occurrence of the casualty to terminate this Lease in lieu of so restoring the Premises and Building, in which event this Lease shall terminate as of the date of such damage.

(b) Unless this Lease is terminated as provided in the preceding subparagraph, Landlord shall proceed with reasonable promptness to repair and restore the Premises to its condition as existed prior to such casualty, subject to reasonable delays for insurance adjustments and Force Majeure delays, and also subject to zoning Laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the time period estimated by Landlord so long as Landlord shall proceed with reasonable diligence to complete such repairs and restoration.

(c) Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damages to the Premises, except for those proceeds of Tenant’s insurance of its own personal property and equipment which would be removable by Tenant at the Termination Date. All such insurance proceeds shall be payable to Landlord whether or not the Premises are to be repaired and restored, provided, however, if this Lease is not terminated and the parties proceed to repair and restore Tenant Additions at Tenant’s cost, to the extent Landlord received proceeds of Tenant’s insurance covering Tenant Additions, such proceeds shall be applied to reimburse Tenant for its cost of repairing and restoring Tenant Additions.

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(d) Notwithstanding anything to the contrary herein set forth: (i) Landlord shall have no duty pursuant to this Section to repair or restore any portion of any Tenant Additions or to expend for any repair or restoration of the Premises or Building amounts in excess of insurance proceeds paid to Landlord and available for repair or restoration; and (ii) Tenant shall not have the right to terminate this Lease pursuant to this Section if any damage or destruction was caused by the act or neglect of Tenant, its agent or employees. Whether or not the Lease is terminated pursuant to this Article Fourteen, in no event shall Tenant be entitled to any compensation or damages for loss of the use of the whole or any part of the Premises or for any inconvenience or annoyance occasioned by any such damage, destruction, rebuilding or restoration of the Premises or the Building or access thereto.

(e) Any repair or restoration of the Premises performed by Tenant shall be in accordance with the provisions of Article Nine hereof.

14.02	INSUBSTANTIAL UNTENANTABILITY

If the Premises or the Building is damaged by a casualty but neither is rendered substantially untenantable and Landlord estimates that the time to substantially complete the repair or restoration will not exceed one hundred eighty (180) days from the date such damage occurred, then Landlord shall proceed to repair and restore the Building or the Premises other than Tenant Additions, with reasonable promptness, unless such damage is to the Premises and occurs during the last six (6) months of the Term, in which event either Tenant or Landlord shall have the right to terminate this Lease as of the date of such casualty by giving written notice thereof to the other within twenty (20) days after the date of such casualty. Notwithstanding the foregoing, Landlord’s obligation to repair shall be limited in accordance with the provisions of Section 14.01 above.

14.03	RENT ABATEMENT

Except for the negligence or willful act of Tenant or its agents, employees, contractors or invitees, if all or any part of the Premises are rendered untenantable by fire or other casualty and this Lease is not terminated, Monthly Base Rent and Rent Adjustments shall abate for that part of the Premises which is untenantable on a per diem basis from the date of the casualty until Landlord has Substantially Completed the repair and restoration work in the Premises which it is required to perform, provided, that as a result of such casualty, Tenant does not occupy the portion of the Premises which is untenantable during such period.

14.04 WAIVER OF STATUTORY REMEDIES

The provisions of this Lease, including this Article Fourteen, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, the Premises or the Property or any part of either, and any Law, including Sections 1932(2), 1933(4), 1941 and 1942 of the California Civil Code, with respect to any rights or obligations concerning damage or destruction shall have no application to this Lease or to any damage to or destruction of all or any part of the Premises or the Property or any part of either, and are hereby waived.

ARTICLE FIFTEEN

EMINENT DOMAIN

15.01	TAKING OF WHOLE OR SUBSTANTIAL PART

In the event the whole or any substantial part of the Building or of the Premises is taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation) and is thereby rendered untenantable, this Lease shall terminate as of the date title vests in such authority, and Monthly Base Rent and Rent Adjustments shall be apportioned as of the Termination Date. Notwithstanding anything to the contrary herein set forth, in the event the taking is temporary (for less than the remaining term of the Lease), Landlord may elect either (i) to terminate this Lease or (ii) permit Tenant to receive the entire award attributable to the Premises in which case Tenant shall continue to pay Rent and this Lease shall not terminate.

15.02	TAKING OF PART

In the event a part of the Building or the Premises is taken or condemned by any competent authority (or a deed is delivered in lieu of condemnation) and this Lease is not terminated, the Lease shall be amended to reduce or increase, as the case may be, the Monthly Base Rent and Tenant’s Share to reflect the Rentable Area of the Premises or Building, as the case may be, remaining after any such taking or condemnation. Landlord, upon receipt and to the extent of the award in condemnation (or proceeds of sale) shall make necessary repairs and restorations to the Premises (exclusive of Tenant Additions) and to the Building to the extent necessary to constitute the portion of the Building not so taken or condemned as a complete architectural and economically efficient unit. Notwithstanding the foregoing, if as a result of any taking, or a governmental order that the grade of any street or alley adjacent to the Building is to be changed and such taking or change of grade makes it necessary or desirable to substantially remodel or restore the Building or prevents the economical operation of the Building, Landlord shall have the right to terminate this Lease upon ninety (90) days prior written notice to Tenant.

15.03 COMPENSATION

Landlord shall be entitled to receive the entire award (or sale proceeds) from any such taking, condemnation or sale without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award; provided, however, Tenant shall have the right separately to pursue against the condemning authority a separate award in respect of the loss, if any, to Tenant Additions paid for by Tenant without any credit or allowance from Landlord so long as there is no diminution of Landlord’s award as a result.

ARTICLE SIXTEEN

INSURANCE

16.01 TENANT’S INSURANCE

Tenant, at Tenant’s expense, agrees to maintain in force, with a company or companies acceptable to Landlord, during the Term: (a) Commercial General Liability Insurance on a primary basis and without any right of contribution from any insurance carried by Landlord covering the Premises on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability covering the indemnification provisions in this Lease. Such insurance shall be for such limits that are reasonably required by Landlord from time to time but not less than a combined single limit of Five Million Dollars ($5,000,000.00); (b) Workers’ Compensation and Employers’ Liability Insurance to the extent required by and in accordance with the Laws of the State of California; (c) “All Risks” property insurance in an amount adequate to cover the full replacement cost of all Tenant Additions, equipment, installations, fixtures and contents of the Premises in the event of loss; and (d) business interruption or loss of income insurance in an amount equal to the Monthly Base Rent for a period of at least one year commencing with the date of loss (and the proceeds of such insurance shall be paid to Landlord to the extent of any abatement of Rent under the Lease).

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16.02 FORM OF POLICIES

Each policy referred to in 16.01 shall satisfy the following requirements. Each policy shall (i) name Landlord and the Indemnitees as additional insureds (except Workers’ Compensation and Employers’ Liability Insurance), (ii) be issued by one or more responsible insurance companies licensed to do business in the State of California reasonably satisfactory to Landlord, (iii) where applicable, provide for deductible amounts satisfactory to Landlord and not permit co-insurance, (iv) shall provide that such insurance may not be canceled or amended without thirty (30) days’ prior written notice to the Landlord, and (v) each policy of “All-Risks” property insurance shall provide that the policy shall not be invalidated should the insured waive in writing prior to a loss, any or all rights of recovery against any other party for losses covered by such policies. Tenant shall deliver to Landlord, certificates of insurance and at Landlord’s request, copies of all policies and renewals thereof to be maintained by Tenant hereunder, not less than ten (10) days prior to the Commencement Date and not less than ten (10) days prior to the expiration date of each policy.

16.03 LANDLORD’S INSURANCE

Landlord agrees to purchase and keep in full force and effect during the Term hereof, including any extensions or renewals thereof, insurance under policies issued by insurers of recognized responsibility, qualified to do business in the State of California on the Building in amounts not less than the greater of eighty (80%) percent of the then full replacement cost (without depreciation) of the Building (above foundations and excluding Tenant Additions) or an amount sufficient to prevent Landlord from becoming a co-insurer under the terms of the applicable policies, against fire and such other risks as may be included in standard forms of all risk coverage insurance reasonably available from time to time. Landlord agrees to maintain in force during the Term, Commercial General Liability Insurance covering the Building on an occurrence basis against all claims for personal injury, bodily injury, death and property damage. Such insurance shall be for a combined single limit of Five Million Dollars ($5,000,000.00). Neither Landlord’s obligation to carry such insurance nor the carrying of such insurance shall be deemed to be an indemnity by Landlord with respect to any claim, liability, loss, cost or expense due, in whole or in part, to Tenant’s negligent acts or omissions or willful misconduct. Without obligation to do so, Landlord may, in its sole discretion from time to time, carry insurance in amounts greater and/or for coverage additional to the coverage and amounts set forth above.

16.04 WAIVER OF SUBROGATION

(a) Landlord agrees that, if obtainable at no, or minimal, additional cost, and so long as the same is permitted under the laws of the State of California, it will include in its “All Risks” policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies.

(b) Tenant agrees to include, if obtainable at no, or minimal, additional cost, and so long as the same is permitted under the laws of the State of California, in its “All Risks” insurance policy or policies on Tenant Additions, whether or not removable, and on Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions of this Lease appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord and/or any tenant of space in the Building with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. If Tenant is unable to obtain in such policy or policies either of the clauses described in the preceding sentence, Tenant shall, if legally possible and without necessitating a change in insurance carriers, have Landlord named in such policy or policies as an additional insured. If Landlord shall be named as an additional insured in accordance with the foregoing, Landlord agrees to endorse promptly to the order of Tenant, without recourse, any check, draft, or order for the payment of money representing the proceeds of any such policy or representing any other payment growing out of or connected with said policies, and Landlord does hereby irrevocably waive any and all rights in and to such proceeds and payments.

(c) Provided that Landlord’s right of full recovery under its policy or policies aforesaid is not adversely affected or prejudiced thereby, Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Real Property and the fixtures, appurtenances and equipment therein, except Tenant Additions, to the extent the same is covered by Landlord’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. Provided that Tenant’s right of full recovery under its aforesaid policy or policies is not adversely affected or prejudiced thereby, Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, and employees and against every other tenant of the Real Property who shall have executed a similar waiver as set forth in this Section 16.04(c) for loss or damage to Tenant Additions, whether or not removable, and to Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof to the extent the same is coverable by Tenant’s insurance required under this Lease, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

(d) Landlord and Tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to Sections (a) and (b) above cannot be obtained on the terms hereinbefore provided and thereafter to furnish the other with a certificate of insurance or copy of such policies showing the naming of the other as an additional insured, as aforesaid. Landlord and Tenant hereby also agree to notify the other promptly of any cancellation or change of the terms of any such policy which would affect such clauses or naming. All such policies which name both Landlord and Tenant as additional insureds shall, to the extent obtainable, contain agreements by the insurers to the effect that no act or omission of any additional insured will invalidate the policy as to the other additional insureds.

16.05 NOTICE OF CASUALTY

Tenant shall give Landlord notice in case of a fire or accident in the Premises promptly after Tenant is aware of such event.

ARTICLE SEVENTEEN

WAIVER OF CLAIMS AND INDEMNITY

17.01	WAIVER OF CLAIMS

To the extent permitted by Law, Tenant releases the Indemnitees from, and waives all claims for, damage to person or property sustained by the Tenant or any occupant of the Premises or the Property resulting directly or indirectly from any existing or future condition, defect, matter or thing in and about the Premises or the Property, or any part of either, or any equipment or appurtenance therein, or resulting from any accident in or about the Premises or the Property, or resulting directly or indirectly from any act or neglect of any tenant or occupant of the Property or of any other person, including Landlord’s agents and

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servants, except to the extent caused by the gross negligence or by the willful and wrongful act of any of the Indemnitees, but the foregoing exception is subject to and shall not diminish any other waivers by Tenant or Landlord or their respective insurers, including those in effect in accordance with Section 16.04. If any such damage, whether to the Premises or the Property or any part of either, or whether to Landlord or to other tenants in the Property, results from any act or neglect of Tenant, its employees, servants, agents, contractors, invitees or customers, Tenant shall be liable therefor and Landlord may, at Landlord’s option, repair such damage and Tenant shall, upon demand by Landlord, as payment of additional Rent hereunder, reimburse Landlord within ten (10) days of demand for the total cost of such repairs, in excess of amounts, if any, paid to Landlord under insurance covering such damages. Tenant shall not be liable for any such damage caused by its acts or neglect if Landlord or a tenant has recovered the full amount of the damage from proceeds of insurance policies and the insurance company has waived its right of subrogation against Tenant.

17.02	INDEMNITY BY TENANT

To the extent permitted by Law, Tenant hereby indemnifies, and agrees to protect, defend and hold the Indemnitees harmless, against any and all actions, claims, demands, liability, costs and expenses, including attorneys’ fees and expenses for the defense thereof, arising from Tenant’s occupancy of the Premises, from the undertaking of any Tenant Additions or repairs to the Premises, from the conduct of Tenant’s business on the Premises, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or from any willful act or negligence of Tenant, its agents, contractors, servants, employees, customers or invitees, in or about the Premises or the Property or any part of either. In case of any action or proceeding brought against the Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel chosen by Landlord, in Landlord’s reasonable discretion. Landlord reserves the right to settle, compromise or dispose of any and all actions, claims and demands related to the foregoing indemnity. The foregoing indemnity shall not operate to relieve Indemnitees of liability to the extent such liability is caused by the gross negligence or willful and wrongful act of Indemnitees. Further, the foregoing indemnity is subject to and shall not diminish any waivers in effect in accordance with Section 16.04 by Landlord or its insurers to the extent of amounts, if any, paid to Landlord under its “All-Risks” property insurance.

17.03	WAIVER OF CONSEQUENTIAL DAMAGES

To the extent permitted by law, Tenant hereby waives and releases the Indemnitees from any consequential damages, compensation or claims for inconvenience or loss of business, rents or profits as a result of any injury or damage, whether or not caused by the willful and wrongful act of any of the Indemnitees.

ARTICLE EIGHTEEN

RULES AND REGULATIONS

18.01	RULES

Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the rules and regulations listed on Exhibit C attached hereto and with all reasonable modifications and additions thereto which Landlord may make from time to time.

18.02 ENFORCEMENT

Nothing in this Lease shall be construed to impose upon the Landlord any duty or obligation to enforce the rules and regulations as set forth on Exhibit C or as hereafter adopted, or the terms, covenants or conditions of any other lease as against any other tenant, and the Landlord shall not be liable to the Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees; provided, however, any enforcement of such rules and regulations shall be in a non-discriminatory manner.

ARTICLE NINETEEN

LANDLORD’S RESERVED RIGHTS

Landlord shall have the following rights exercisable without notice to Tenant and without liability to Tenant for damage or injury to persons, property or business and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for offset or abatement of Rent: (1) to change the Building’s name or street address upon thirty (30) days’ prior written notice to Tenant; (2) to install, affix and maintain all signs on the exterior and/or interior of the Building; (3) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (4) upon reasonable notice to Tenant, to display the Premises to prospective purchasers during Standard Operating Hours at any time during the Term and to prospective tenants during Standard Operating Hours during the last twelve (12) months of the Term; (5) to grant to any party the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purpose permitted hereunder; (6) to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, washrooms or public portions of the Building, and to close entrances, doors, corridors, elevators or other facilities, provided that such action shall not materially and adversely interfere with Tenant’s access to or use of the Premises, the Building or the Project parking structure; (7) to have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Premises as required by any applicable rules of the United States Post Office; and (8) to close the Building after Standard Operating Hours, except that Tenant and its employees and invitees shall be entitled to admission at all times, under such reasonable regulations as Landlord prescribes for security purposes.

ARTICLE TWENTY

ESTOPPEL CERTIFICATE

20.01	IN GENERAL

Within fifteen (15) business days after request therefor by Landlord, Mortgagee or any prospective mortgagee or owner, Tenant agrees as directed in such request to execute an Estoppel Certificate in recordable form, binding upon Tenant, certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in the possession of the Premises if that is the case; (iv) that Landlord is not in default under this Lease, or, if Tenant believes Landlord is in default, the nature thereof in detail; (v) that Tenant has no offsets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any offsets or defenses, a full and complete explanation thereof); (vi) that the Premises have been completed in accordance with the terms and provisions hereof, that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto; (vii) that if an assignment of rents or leases has been served upon the Tenant by a Mortgagee, Tenant will acknowledge receipt thereof and agree to be bound by the provisions thereof; (viii) that Tenant will give to the Mortgagee copies of all notices required or permitted to be given by Tenant to Landlord; and (ix) to any other information reasonably requested.

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20.02	ENFORCEMENT

In the event that Tenant fails to deliver an Estoppel Certificate, then such failure shall be a Default. In addition to any other remedy available to Landlord, Landlord may impose a charge equal to Five Hundred Dollars ($500.00) for each day that Tenant fails to deliver an Estoppel Certificate and Tenant shall be deemed to have irrevocably appointed Landlord as Tenant’s attorney-in-fact to execute and deliver such Estoppel Certificate.

ARTICLE TWENTY-ONE

Intentionally omitted.

ARTICLE TWENTY-TWO

REAL ESTATE BROKERS

Tenant represents that, except for the broker(s) listed in Section 1.01, Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant hereby agrees to indemnify, protect, defend and hold Landlord and the Indemnitees, harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Landlord agrees to pay any commission to which Landlord’s Broker listed in Section 1.01 is entitled in connection with this Lease pursuant to Landlord’s written agreement with such broker. Landlord and Tenant agree that any commission payable to Tenant’s Broker shall be paid by Tenant except to the extent that Tenant’s Broker and Landlord’s Broker have entered into a separate agreement between themselves to share the commission paid to Landlord’s Broker by Landlord.

ARTICLE TWENTY-THREE

MORTGAGEE PROTECTION

23.01 SUBORDINATION AND ATTORNMENT

(a) Subject to Section 23.01(b) hereof, this Lease is and shall be expressly subject and subordinate at all times to (i) any ground or underlying lease of the Real Property, now or hereafter existing, and all amendments, extensions, renewals and modifications to any such lease, and (ii) the lien of any mortgage or trust deed now or hereafter encumbering fee title to the Real Property and/or the leasehold estate under any such lease, and all amendments, extensions, renewals, replacements and modifications of such mortgage or trust deed and/or the obligation secured thereby, unless such ground lease or ground lessor, or mortgage, trust deed or Mortgagee, expressly provides or elects that the Lease shall be superior to such lease or mortgage or trust deed. If any such mortgage or trust deed is foreclosed (including any sale of the Real Property pursuant to a power of sale), or if any such lease is terminated, upon request of the Mortgagee or ground lessor, as the case may be, Tenant shall attorn to the purchaser at the foreclosure sale or to the ground lessor under such lease, as the case may be, provided, however, that such purchaser or ground lessor shall not be (i) bound by any payment of Rent for more than one month in advance except payments in the nature of security for the performance by Tenant of its obligations under this Lease; (ii) subject to any offset, defense or damages arising out of a default of any obligations of any preceding Landlord; or (iii) bound by any amendment or modification of this Lease made without the written consent of the Mortgagee or ground lessor; or (iv) liable for any security deposits not actually received in cash by such purchaser or ground lessor. This subordination shall be self-operative and no further certificate or instrument of subordination need be required by any such Mortgagee or ground lessor. In confirmation of such subordination, however, Tenant shall execute promptly any reasonable certificate or instrument that Landlord, Mortgagee or ground lessor may request. Tenant hereby constitutes Landlord as Tenant’s attorney-in-fact to execute such certificate or instrument for and on behalf of Tenant upon Tenant’s failure to do so within fifteen (15) days of a request to do so. Upon request by such successor in interest, Tenant shall execute and deliver reasonable instruments confirming the attornment provided for herein.

(b) Notwithstanding any provision of this Lease to the contrary, provided that: (i) Tenant pays any fees and costs associated with requesting a nondisturbance agreement, (ii) Tenant executes and delivers a subordination, nondisturbance and attornment agreement substantially in the form of Exhibit G hereto, with such changes thereto as any lessor under a ground or underlying lease or mortgagee or beneficiary may reasonably require (“Nondisturbance Agreement”) and complies with the provisions thereof, and (iii) Tenant is not in default under this Lease, no termination of any ground lease or underlying lease and no foreclosure, sale pursuant to power of sale or conveyance by deed in lieu of foreclosure shall affect Tenant’s rights under this Lease, except to the extent provided by such Nondisturbance Agreement. If Tenant fails to execute and deliver any Nondisturbance Agreement within fifteen (15) days of a request therefor from Landlord, Tenant hereby constitutes Landlord as Tenant’s attorney-in-fact to execute and deliver such instrument. Landlord’s inability to obtain the signature of any such lessor or Mortgagee on any such Nondisturbance Agreement shall not constitute a default by Landlord under this Lease, but so long as default by Tenant under this Lease is not the reason for Landlord’s inability to obtain such signature, any such lessor or Mortgagee shall be deemed to have elected that this Lease be superior to the lease, mortgage or deed of trust in question, and Tenant shall, at the request of such lessor, mortgagee or beneficiary (or purchaser at any sale pursuant to the mortgage or deed of trust), attorn to any such party or enter into a new lease with such party (as Landlord) for the balance of the Term then remaining hereunder upon the same terms and conditions as those herein, provided, however, that such party shall not be (i) bound by any payment of Rent for more than one month in advance except payments in the nature of security for the performance by Tenant of its obligations under this Lease; (ii) subject to any offset, defense or damages arising out of a default of any obligations of any preceding Landlord; or (iii) bound by any amendment or modification of this Lease made without the written consent of the Mortgagee or ground lessor; or (iv) liable for any security deposits not actually received in cash by such purchaser or ground lessor.

23.02 MORTGAGEE PROTECTION

Tenant agrees to give any Mortgagee or ground lessor, by registered or certified mail, a copy of any notice of default served upon the Landlord by Tenant, provided that prior to such notice Tenant has received notice (by way of service on Tenant of a copy of an assignment of rents and leases, or otherwise) of the address of such Mortgagee or ground lessor. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagee or ground lessor shall have an additional thirty (30) days after receipt of notice thereof within which to cure such default or if such default cannot be cured within that time, then such additional notice time as may be necessary, if, within such thirty (30) days, any Mortgagee or ground lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including commencement of foreclosure proceedings or other proceedings to acquire possession of the Real Property, if necessary to effect such cure). Such period of time shall be extended by any period within which such Mortgagee or ground lessor is prevented from commencing or pursuing such foreclosure proceedings or other proceedings to acquire possession of the Real Property by reason of Landlord’s bankruptcy. Until the time allowed as aforesaid for Mortgagee or ground lessor to cure such defaults has expired without cure, Tenant shall have no right to, and shall not, terminate this Lease on account of default. This Lease may not be modified or amended so as to reduce the Rent or shorten the Term, or so as to adversely affect in any other respect to any material extent the rights of the Landlord, nor shall this Lease be canceled or surrendered, without the prior written consent, in each instance, of the ground lessor or the Mortgagee.

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ARTICLE TWENTY-FOUR

NOTICES

(a) All notices, demands or requests provided for or permitted to be given pursuant to this Lease must be in writing and shall be personally delivered, sent by Federal Express or other reputable overnight courier service, or mailed by first class, registered or certified United States mail, return receipt requested, postage prepaid.

(b) All notices, demands or requests to be sent pursuant to this Lease shall be deemed to have been properly given or served by delivering or sending the same in accordance with this Section, addressed to the parties hereto at their respective addresses listed in Sections 1.01.

(c) Notices, demands or requests sent by mail or overnight courier service as described above shall be effective upon deposit in the mail or with such courier service. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from (i) in the case of delivery by mail, the date of receipt on the return receipt of the notice, demand or request by the addressee thereof, or (ii) in the case of delivery by Federal Express or other overnight courier service, the date of acceptance of delivery by an employee, officer, director or partner of Landlord or Tenant. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given, as indicated by advice from Federal Express or other overnight courier service or by mail return receipt, shall be deemed to be receipt of notice, demand or request sent. Notices may also be served by personal service upon any officer, director or partner of Landlord or Tenant, and shall be effective upon such service.

(d) By giving to the other party at least thirty (30) days written notice thereof, either party shall have the right from time to time during the term of this Lease to change their respective addresses for notices, statements, demands and requests, provided such new address shall be within the United States of America.

ARTICLE TWENTY-FIVE

PARKING

During the Term, Tenant may use up to the number and type of Parking Spaces specified in Section 1.01 for parking. The locations shall be at the Project and the type of parking shall be designated by Landlord or Landlord’s parking operator from time to time. Tenant acknowledges and agrees that the parking spaces in the Project’s surface parking may include a mixture of spaces for compact vehicles as well as full-size passenger automobiles, and that Tenant shall not use parking spaces for vehicles larger than the striped size of the parking spaces. All vehicles using Tenant’s spaces shall prominently display identification stickers or other markers, and/or have passes or keycards for ingress and egress, as may be required and provided by Landlord or its parking operator from time to time. Tenant and its employees and business invitees shall not park any vehicle in any area designated as a loading area or designated for use by visitors or for the exclusive use of any other person and Tenant agrees to employ reasonable measures to assure that its employees do not park in any such area. Tenant shall furnish Landlord with a list of its and its employees’ vehicle license numbers within fifteen (15) days after the Commencement Date and thereafter notify Landlord of any change in such list within five (5) days after such change occurs. Tenant agrees to assume responsibility for compliance by its employees with all parking regulations established by Landlord, including a requirement that Tenant pay to Landlord a charge for loss and replacement of parking entrance key-cards or other access control identification, if any. During any period that Tenant is required by Section 1.01 to pay for parking at the prevailing rates (“Parking Rent”), the prevailing rates shall mean base rates being charged from time to time by Landlord or its parking operator to other tenants for similar parking rights without consideration of any discounts, but in no event greater than prevailing parking rates in other Class A office buildings in the El Segundo, California area. Parking Rent shall be paid monthly in advance on the first day of each month of the Term at the same time and manner as for payment of Monthly Base Rent, and shall be paid directly to Landlord at the first office specified in Section 1.01(2), or to such other persons, or at such other places, designated by Landlord. Tenant’s right to use the Parking Spaces is conditional upon timely receipt of full payment of Parking Rent. In the event any surcharge, regulatory fee or parking tax is at any time imposed by any governmental authority, Tenant shall pay all such amounts applicable to Tenant’s parking privileges hereunder to Landlord either in advance on the first day of each calendar month concurrently with its installments of Monthly Base Rent or as otherwise billed from time to time by Landlord. If pursuant to any provision of this Lease Landlord has agreed to mark any of Tenant’s Parking Spaces as assigned or reserved for Tenant’s use, Landlord shall have no obligation for unauthorized use of such reserved spaces, nor shall Landlord be required to police or patrol such spaces. Tenant shall not allow any vehicles using Tenant’s parking privileges to be parked, loaded or unloaded in violation of the parking provisions of this Lease. If any vehicle is using the parking or loading areas contrary to any provision of this Section, Landlord or its parking operator shall have the right, in addition to all other rights and remedies of Landlord under this Lease, to remove or tow away the vehicle without prior notice to Tenant, and the cost thereof shall be paid by the owner of the vehicle towed. Upon Tenant’s request for additional parking on a month-to-month basis, and subject to availability of spaces for such parking, Landlord may, without obligation to do so, from time to time provide additional parking on a month-to-month basis at the prevailing rates, but Landlord shall determine such availability and may terminate such additional use in Landlord’s sole discretion. In addition, during the Term, Tenant shall receive 1,000 full day parking validations for visitors per month, free of charge.

ARTICLE TWENTY-SIX

MISCELLANEOUS

26.01	LATE CHARGES

(a) The Monthly Base Rent, Rent Adjustments, Rent Adjustment Deposits and Parking charges shall be due when specifically provided above. Except for such payments and late charges described below, which late charge shall be due when provided below (without notice or demand), all other payments required hereunder to Landlord shall be paid within ten (10) days after Landlord’s demand therefor. All Rent and charges, except late charges, not paid when due shall bear interest from the date due until the date paid at the Default Rate in effect on the date such payment was due.

(b) In the event Tenant is more than three (3) days late more than once in any twelve (12) month period in paying any installment of Rent due under this Lease, Tenant shall pay Landlord a late charge equal to five percent (5%) of the delinquent installment of Rent. The parties agree that (i) such delinquency will cause Landlord to incur costs and expenses not contemplated herein, the exact amount of which will be difficult to calculate, including the cost and expense that will be incurred by Landlord in processing each delinquent payment of rent by Tenant, (ii) the amount of such late charge represents a reasonable estimate of such costs and expenses and (iii) that such late charge shall be paid to Landlord for each delinquent payment in addition to all Rent otherwise due hereunder. The parties further agree that the payment of late charges and the payment of interest provided for in subparagraph (a) above are distinct and separate from one another in that the payment of interest is to compensate Landlord for its inability to use the money improperly withheld by Tenant, while the payment of late charges is to compensate Landlord for its additional administrative expenses in handling and processing delinquent payments.

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(c) Payment of interest at the Default Rate and/or of late charges shall not excuse or cure any default by Tenant under this Lease, nor shall the foregoing provisions of this Article or any such payments prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay Rent when due, including the right to terminate this Lease.

26.02 NO JURY TRIAL; VENUE; JURISDICTION

Each party hereto (which includes any assignee, successor, heir or personal representative of a party) shall not seek a jury trial, hereby waives trial by jury, and hereby further waives any objection to venue in the County in which the Project is located, and agrees and consents to personal jurisdiction of the courts of the State of California, in any action or proceeding or counterclaim brought by any party hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any statute, emergency or otherwise, whether any of the foregoing is based on this Lease or on tort law. No party will seek to consolidate any such action in which a jury has been waived with any other action in which a jury trial cannot or has not been waived. It is the intention of the parties that these provisions shall be subject to no exceptions. By execution of this Lease the parties agree that this provision may be filed by any party hereto with the clerk or judge before whom any action is instituted, which filing shall constitute the written consent to a waiver of jury trial pursuant to and in accordance with Section 631 of the California Code of Civil Procedure. No party has in any way agreed with or represented to any other party that the provisions of this Section will not be fully enforced in all instances. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

26.03 INTENTIONALLY OMITTED

26.04 OPTION

This Lease shall not become effective as a lease or otherwise until executed and delivered by both Landlord and Tenant. The submission of the Lease to Tenant does not constitute a reservation of or option for the Premises, but when executed by Tenant and delivered to Landlord, the Lease shall constitute an irrevocable offer by Tenant in effect for fifteen (15) days to lease the Premises on the terms and conditions herein contained.

26.05 TENANT AUTHORITY

Tenant represents and warrants to Landlord that it has full authority and power to enter into and perform its obligations under this Lease, that the person executing this Lease is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant’s authority.

26.06 ENTIRE AGREEMENT

This Lease, the Exhibits and Rider(s) attached hereto contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written, and no other representations or statements, either oral or written, on which Tenant has relied. This Lease shall not be modified except by a writing executed by Landlord and Tenant.

26.07 MODIFICATION OF LEASE FOR BENEFIT OF MORTGAGEE

If any Mortgagee requires a modification of this Lease which shall not result in any increased cost or expense to Tenant or in any other substantial and adverse change in the rights and obligations of Tenant hereunder, then Tenant agrees that the Lease may be so modified.

26.08 EXCULPATION

Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation of Landlord in connection with this Lease shall only be enforced against Landlord’s equity interest in the Building up to a maximum of Five Million Dollars ($5,000,000.00) and in no event against any other assets of the Landlord, or Landlord’s officers or directors, partners or members, and that any liability of Landlord with respect to this Lease shall be so limited and Tenant shall not be entitled to any judgment in excess of such amount.

26.09 ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the Term. Receipt or acceptance of payment from anyone other than Tenant, including an assignee of Tenant, is not a waiver of any breach of Article Ten, and Landlord may accept such payment on account of the amount due without prejudice to Landlord’s right to pursue any remedies available to Landlord.

26.10 LANDLORD’S OBLIGATIONS ON SALE OF BUILDING

In the event of any sale or other transfer of the Building, Landlord shall be entirely freed and relieved of all agreements and obligations of Landlord hereunder accruing or to be performed after the date of such sale or transfer, and any remaining liability of Landlord with respect to this Lease shall be limited to Five Million Dollars ($5,000,000.00) and Tenant shall not be entitled to any judgment in excess of such amount.

26.11 BINDING EFFECT

Subject to the provisions of Article Ten, this Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

26.12 CAPTIONS

The Article and Section captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such Articles and Sections.

26.13 TIME; APPLICABLE LAW; CONSTRUCTION

Time is of the essence of this Lease and each and all of its provisions. This Lease shall be construed in accordance with the Laws of the State of California. If more than one person signs this Lease as Tenant, the obligations hereunder imposed shall

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be joint and several. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each item, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by Law. Wherever the term “including” or “includes” is used in this Lease, it shall have the same meaning as if followed by the phrase “but not limited to”. The language in all parts of this Lease shall be construed according to its normal and usual meaning and not strictly for or against either Landlord or Tenant.

26.14 ABANDONMENT

In the event Tenant vacates or abandons the Premises but is otherwise in compliance with all the terms, covenants and conditions of this Lease, Landlord shall (i) have the right to enter into the Premises in order to show the space to prospective tenants, (ii) have the right to reduce the services provided to Tenant pursuant to the terms of this Lease to such levels as Landlord reasonably determines to be adequate services for an unoccupied premises and (iii) during the last six (6) months of the Term, have the right to prepare the Premises for occupancy by another tenant upon the end of the Term. Tenant expressly acknowledges that in the absence of written notice pursuant to Section 11.02(b) or pursuant to California Civil Code Section 1951.3 terminating Tenant’s right to possession, none of the foregoing acts of Landlord or any other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, and the Lease shall continue in effect.

26.15 LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES

If Tenant fails timely to perform any of its duties under this Lease, Landlord shall have the right (but not the obligation), to perform such duty on behalf and at the expense of Tenant without prior notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be additional Rent under this Lease and shall be due and payable upon demand by Landlord.

26.16 SECURITY SYSTEM

Landlord shall not be obligated to provide or maintain any security patrol or security system. Landlord shall not be responsible for the quality of any such patrol or system which may be provided hereunder or for damage or injury to Tenant, its employees, invitees or others due to the failure, action or inaction of such patrol or system.

26.17 NO LIGHT, AIR OR VIEW EASEMENTS

Any diminution or shutting off of light, air or view by any structure which may be erected on lands of or adjacent to the Project shall in no way affect this Lease or impose any liability on Landlord.

26.18 RECORDATION

Neither this Lease, nor any notice nor memorandum regarding the terms hereof, shall be recorded by Tenant. Any such unauthorized recording shall be a Default for which there shall be no cure or grace period. Tenant agrees to execute and acknowledge, at the request of Landlord, a memorandum of this Lease, in recordable form.

26.19 SURVIVAL

The waivers of the right of jury trial, the other waivers of claims or rights, the releases and the obligations of Tenant under this Lease to indemnify, protect, defend and hold harmless Landlord and/or Indemnitees shall survive the expiration or termination of this Lease, and so shall all other obligations or agreements which by their terms survive expiration or termination of the Lease.

IN WITNESS WHEREOF, this Lease has been executed as of the date set forth in Section 1.01 hereof.

TENANT:	LANDLORD:

Learning Tree International, Inc.,	Metropolitan Life Insurance Company,
a Delaware corporation	a New York corporation

By	By

Print name	Print name

Its	Its
(CEO or CAO)

By

Print name

Its
(Secretary or CFO)

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EXHIBIT A

PLAN OF PREMISES

Exhibit A - Page 1

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EXHIBIT B

WORKLETTER AGREEMENT

(Tenant Build)

This Workletter Agreement (“Workletter”) is attached to and a part of a certain Office Lease dated as of April 26, 2005 by and between Metropolitan Life Insurance Company, a New York corporation, as Landlord, and Learning Tree International, Inc., a Delaware corporation, as Tenant, for the Premises (the “Lease”). Terms used herein and not defined herein shall have the meaning of such terms as defined elsewhere in the Lease. For purposes of this Workletter, references to “State” and “City” shall mean the State and City in which the Building is located.

1. Base Building Work.

All work performed during the Building’s initial course of construction and modifications thereto, excluding all original and modified build-outs of any tenant spaces, shall be referred to as the “Base Building Work” or ““Base Building”, as applicable. Neither Landlord nor Landlord’s representatives have made any representations or promises with respect to the Premises or the Base Building Work except as herein expressly set forth.

2. Landlord Work.

There is no Landlord Work. Within a reasonable time after the Lease has been executed by both Tenant and Landlord, but subject to the provisions of Article Two of the Lease, Landlord shall deliver the Premises to Tenant broom clean in its “AS IS” condition (including its current “as built” configuration with existing build-out of the tenant space).

3. Tenant’s Plans.

3.1. Description. At its expense, Tenant shall employ:

(i) one or more architects reasonably satisfactory to Landlord and licensed by the State (“Tenant’s Architect”) to prepare architectural drawings and specifications for all layout and Premises improvements not included in, or requiring any change or addition to, the AS IS condition or Landlord Work (if any) (Shlemmer Algaze & Associates, if used by Tenant as Tenant’s Architect, is consented to by Landlord);

(ii) one or more engineers reasonably satisfactory to Landlord and licensed by the State (“Tenant’s Engineers”) to prepare mechanical and electrical working drawings and specifications for all Premises improvements not included in, or requiring any change or addition to, the AS IS condition or Landlord Work (if any), and to prepare mechanical and electrical working drawings and specifications for all Premises improvements not included in, or requiring any change or addition to the AS IS condition or Landlord Work (if any); and

(iii) the structural engineer designated by Landlord and licensed by the State to prepare structural working drawings and specifications for all Premises improvements not included in, or requiring any change or addition to the AS IS condition or Landlord Work (if any).

All such drawings and specifications are referred to herein as “Tenant’s Plans”. Tenant’s Plans shall be in form and detail sufficient to secure all applicable governmental approvals. Tenant’s Architect shall be responsible for coordination of all engineering work for Tenant’s Plans and shall coordinate with any consultants of Tenant (the use of which is subject to Landlord’s consent), and Landlord’s space planner or architect to assure the consistency of Tenant’s Plans with the Base Building Work and Landlord Work (if any).

Tenant shall pay Landlord, within ten (10) days of receipt of each invoice from Landlord, the cost incurred by Landlord for Landlord’s architects and engineers to review Tenant’s Plans for consistency of same with the Base Building Work and Landlord Work (if any). Tenant’s Plans shall also include the following:

(a) Final Space Plan: The “Final Space Plan” for the Premises shall include a full and accurate description of room titles, floor loads, alterations to the Base Building or Landlord Work (if any) or requiring any change or addition to the AS IS condition, and the dimensions and location of all partitions, doors, aisles, plumbing (and furniture and equipment to the extent same affect floor loading). The Final Space Plan shall be (i) compatible with the design, construction, systems and equipment of the Base Building and Landlord Work, if any (“Building Standards”), (ii) comply with Laws, (iii) be capable of logical measurement and construction, and (iv) contain all such information as may be required for the preparation of the Mechanical and Electrical Working Drawings and Specifications (including, without limitation, a capacity and usage report, from Landlord’s engineers pursuant to Section 3.1(b). below, for all mechanical and electrical systems in the Premises). Prior to submission to Landlord, the Final Space Plan shall have been reviewed and approved by the City Building and Fire Departments, and shall be on file with the Building Department, registered with a preliminary plan check number.

(b) Mechanical and Electrical Working Drawings and Specifications: Tenant shall employ engineers approved by Landlord to prepare Mechanical and Electrical Working Drawings and Specifications showing complete plans for electrical, life safety, automation, plumbing, water, and air cooling, ventilating, heating and temperature control and to prepare a capacity and usage report (“Capacity Report”) for all mechanical and electrical systems in the Premises.

(c) Issued for Construction Documents: The “Issued for Construction Documents” shall consist of all drawings (1/8” scale) and specifications necessary to construct all Premises improvements including, without limitation, architectural and structural working drawings and specifications and Mechanical and Electrical Working Drawings and Specifications and all applicable governmental authorities plan check corrections.

3.2. Approval by Landlord. Tenant’s Plans and any revisions thereof shall be subject to Landlord’s approval, which approval or disapproval:

(i) shall not be unreasonably withheld, provided however, that Landlord may disapprove Tenant’s Plans in its sole and absolute discretion if they (a) adversely affect the structural integrity of the Building, (b) adversely affect any of the Building Systems (as defined below), the Common Areas or any other tenant space (whether or not currently occupied), (c) fail to fully comply with Laws, (d) affect the exterior appearance of the Building, or (e) provide for improvements which do not meet or exceed the Building Standards. Building Systems collectively shall mean the structural, electrical, mechanical (including, without limitation, heating, ventilating and air conditioning), plumbing, fire and life-safety (including, without limitation, fire protection system and any fire alarm), communication, utility, gas (if any), security (if any), and elevator (if any) systems in the Building.

Exhibit B - Page 1

jka v14-Continental_Grand-Learning_Tree-Lease

(ii) shall not be delayed beyond ten (10) business days with respect to initial submissions and major change orders (those which impact Building Systems or any other item listed in subpart (i) of Section 3.2 above) and beyond five (5) business days with respect to required revisions and any other change orders.

If Landlord disapproves of any of Tenant’s Plans, Landlord shall advise Tenant of what Landlord disapproves in reasonable detail. After being so advised by Landlord, Tenant shall submit a redesign, incorporating the revisions required by Landlord, for Landlord’s approval. The approval procedure shall be repeated as necessary until Tenant’s Plans are ultimately approved. Approval by Landlord shall not be deemed to be a representation or warranty by Landlord with respect to the safety, adequacy, correctness, efficiency or compliance with Laws of Tenant’s Plans. Tenant shall be fully and solely responsible for the safety, adequacy, correctness and efficiency of Tenant’s Plans and for the compliance of Tenant’s Plans with any and all Laws.

3.3. Landlord Cooperation. Landlord shall cooperate with Tenant and make good faith efforts to coordinate Landlord’s construction review procedures to expedite the planning, commencement, progress and completion of Tenant Work. Landlord shall complete its review of each stage of Tenant’s Plans and any revisions thereof and communicate the results of such review within the time periods set forth in Section 3.2 above.

3.4. City Requirements. Any changes in Tenant’s Plans which are made in response to requirements of the applicable governmental authorities and/or changes which affect the Base Building Work shall be immediately submitted to Landlord for Landlord’s review and approval.

3.5. “As-Built” Drawings and Specifications. A CADD-DXF diskette file and a set of mylar reproducibles of all “as-built” drawings and specifications of the Premises (reflecting all field changes and including, without limitation, architectural, structural, mechanical and electrical drawings and specifications) prepared by Tenant’s Architect and Engineers or by Contractors (defined below) shall be delivered by Tenant at Tenant’s expense to the Landlord within thirty (30) days after completion of the Tenant Work. If Landlord has not received such drawings and diskette(s) within thirty (30) days, Landlord may give Tenant written notice of such failure. If Tenant does not produce the drawings and diskette(s) within ten (10) days after Landlord’s written notice, Landlord may, at Tenant’s sole cost which may be deducted from the Allowance, produce the drawings and diskette(s) using Landlord’s personnel, managers, and outside consultants and contractors. Landlord shall receive an hourly rate reasonable for such production.

3.6. Lender’s Certificate. Tenant shall cause Tenant’s Architect to provide to Landlord’s lender(s), within ten (10) days after request of Landlord, a certificate, in form and substance satisfactory to such lender(s), certifying that, as of the date of the certificate, Tenant Work and its use fully comply with all Laws in effect at the time Tenant took occupancy.

4. Tenant Work.

4.1. Tenant Work Defined. All tenant improvement work required by the Issued for Construction Documents (including, without limitation, any approved changes, additions or alterations pursuant to Section 7 below) is referred to in this Workletter as “Tenant Work.”

4.2. Tenant to Construct. Tenant shall construct all Tenant Work pursuant to this Workletter, and except to the extent modified by or inconsistent with express provisions of this Workletter, pursuant with the provisions of the terms and conditions of Article Nine of the Lease, governing Tenant Alterations (except to the extent modified by this Workletter) and all such Tenant Work shall be considered “Tenant Alterations” for purposes of the Lease.

4.3. Construction Contract. All contracts and subcontracts for Tenant Work shall include any reasonable terms and conditions required by Landlord.

4.4. Contractor. Tenant shall select one or more contractors to perform the Tenant Work (“Contractor”) from a list of approved contractors made available by Landlord.

4.5. Division of Landlord Work and Tenant Work. Tenant Work is defined in Section 4.1. above and Landlord Work, if any, is defined in Section 2.

4.6. Access & Services. Landlord shall provide without charge to Tenant, the Contractor, Subcontractors, Architect, Engineers, Consultants and their respective employees normal Building security, access to and use of the loading dock, utilities and HVAC, toilet facilities, freight elevators or other normal Building services, to the extent they are compatible with construction in progress, during the design and construction period for Tenant Work, so long as the Contractor, Tenant’s Architect and Tenant’s Engineers perform their work during Standard Operating Hours. Notwithstanding the foregoing agreement not to charge Tenant for such expenses, Tenant understands and agrees that such expenses, whether incurred for Tenant or other tenants in the Building are part of Operating Expenses. To the extent Tenant’s move-in, and any of the foregoing activities do not occur during Standard Operating Hours, Tenant shall pay for Landlord’s additional expenses (excluding, however, expenses for utilities) incurred as reasonably calculated by Landlord in providing such after hours services (including, without limitation, elevator and HVAC).

5. Tenant’s Expense.

Tenant agrees to pay for all Tenant Work, including, without limitation, the costs of design thereof, whether or not all such costs are included in the “Permanent Improvement Costs” (defined below). Subject to the terms and conditions of this Workletter, Tenant shall apply the “Allowance” (defined below) to payment of the Permanent Improvement Costs. Landlord shall provide Tenant a tenant improvement allowance (“Allowance”) in the amount of Thirty Five Dollars ($35.00) per square foot of the Rentable Area of the Premises. The Allowance shall be used solely to reimburse Tenant for the Permanent Improvement Costs, but of such total Allowance, no more than the amount equal to Five Dollars ($5.00) per square foot of the Rentable Area of the Premises (the “Design Allowance Portion”) shall be used to reimburse Tenant’s reasonable costs of design, space planning, moving costs, consultants and construction drawings and specifications (including the Issued for Construction Documents). The term “Permanent Improvement Costs” shall mean the actual and reasonable costs of construction of that Tenant Work which constitutes permanent improvements to the Premises, actual and reasonable costs of design thereof, costs incurred by Landlord for Landlord’s architects and engineers pursuant to Section 3.1, and Landlord’s construction administration fee (defined in Section 8.12 below), and shall include up to a maximum of Five Dollars ($5.00) per square foot of Rentable Area for costs of “Tenant’s FF& E” (defined below). For purposes of this Workletter, “Tenant’s FF& E” shall mean furniture, furnishings, telephone systems and computer systems (including cabling), equipment, any other personal property or fixtures, and installation thereof. If and to the extent that any of the Design Allowance Portion remains unused and available, and only after Tenant has completed the Tenant Work and provided to Landlord all the items required by Section 6.4 below, Tenant may, upon written application to Landlord, use the remainder of the Design Allowance Portion as a credit against rent coming due under the Lease. If Tenant does not utilize one hundred percent (100%) of the Allowance for Permanent Improvement Costs within six (6) months after the execution date of the Lease, Tenant shall have no right to the unused portion of the Allowance.

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jka v14-Continental_Grand-Learning_Tree-Lease

6. Application and Disbursement of the Allowance.

6.1. Tenant shall prepare a budget for all Tenant Work, including the Permanent Improvement Costs and all other costs of the Tenant Work (“Budget”), which Budget shall be subject to the reasonable approval of Landlord. Such Budget shall be supported by a guaranteed maximum price construction contract and such other documentation as Landlord may require to evidence the total costs. To the extent the Budget exceeds the available Allowance (“Excess Cost”), Tenant shall be solely responsible for payment of such Excess Cost. Tenant shall be obligated to disburse funds relating to the Excess Cost after Landlord has disbursed, in payment of Permanent Improvement Costs, that portion of the Allowance constituting the entire Allowance, less ten percent (10%) of the Allowance (“Landlord’s Retention”). No disbursement of the Allowance shall be made unless Tenant has provided Landlord with (a) bills and invoices covering all labor and material expended and used, (b) an affidavit from Tenant stating that all of such bills and invoices have either been paid in full by Tenant or are due and owing, and all such costs qualify as Permanent Improvement Costs, (c) contractors affidavit covering all labor and materials expended and used, (d) Tenant, contractors and architectural completion affidavits (as applicable), and (e) valid mechanics’ lien releases and waivers pertaining to any completed portion of the Tenant Work which shall be conditional or unconditional, as applicable, all as provided pursuant to Section 6.2 and 6.4 below. Notwithstanding anything herein to the contrary, no completion, performance or similar bond shall be required for the Tenant Work.

6.2. Upon Tenant’s full compliance with the provisions of Section 6, and if Landlord determines that there are no applicable or claimed stop notices (or any other statutory or equitable liens of anyone performing any of Tenant Work or providing materials for Tenant Work) or actions thereon, Landlord shall disburse the applicable portion of the Allowance as follows:

(a) In the event of conditional releases, to the respective contractor, subcontractor, vendor, or other person who has provided labor and/or services in connection with the Tenant Work, upon the following terms and conditions: (i) such costs are included in the Budget, are Permanent Improvement Costs, are covered by the Allowance, and Tenant has completed and delivered to Landlord a written request for payment, in form reasonably approved by Landlord, setting forth the exact name of the contractor, subcontractor or vendor to whom payment is to be made and the date and amount of the bill or invoice, (ii) the request for payment is accompanied by the documentation set forth in Section 6.1; and (iii) Landlord, or Landlord’s appointed agent, has inspected and approved the work for which Tenant seeks payment; or

(b) In the event of unconditional releases, directly to Tenant upon the following terms and conditions: (i) Tenant seeks reimbursement for costs of Tenant Work which have been paid by Tenant, are included in the Budget, are Permanent Improvement Costs, and are covered by the Allowance; (ii) Tenant has completed and delivered to Landlord a request for payment, in form reasonably approved by Landlord, setting forth the name of the contractor, subcontractor or vendor paid and the date of payment, (iii) the request for payment is accompanied by the documentation set forth in Section 6.1.; and (iv) Landlord, or Landlord’s appointed agent, has inspected and approved the work for which Tenant seeks reimbursement.

6.3. Tenant shall provide Landlord with the aforementioned documents by the 15th of the month and payment shall be made by the 30th day of the month following the month in which such documentation is provided.

6.4. Prior to Landlord disbursing the Landlord’s Retention to Tenant, Tenant shall submit to Landlord the following items within thirty (30) days after completion of the Tenant Work: (i) “As Built” drawings and specifications pursuant to Section 3.5 above, (ii) all unconditional lien releases from all general contractor(s) and subcontractor(s) performing work, (iii) a “Certificate of Completion” prepared by Tenant’s Architect, and (iv) a final budget with supporting documentation detailing all costs associated with the Permanent Improvement Costs.

7. Changes, Additions or Alterations.

If Tenant desires to make any non-de minimis change, addition or alteration or desires to make any change, addition or alteration to any of the Building Systems after approval of the Issued for Construction Documents, Tenant shall prepare and submit to Landlord plans and specifications with respect to such change, addition or alteration. Any such change, addition or alteration shall be subject to Landlord’s approval in accordance with the provisions of Section 3.2 of this Workletter. Tenant shall be responsible for any submission to and plan check and permit requirements of the applicable governmental authorities.

8. Miscellaneous.

8.1. Scope. Except as otherwise set forth in the Lease, this Workletter shall not apply to any space added to the Premises by Lease option or otherwise.

8.2. Electrical: The Building electrical system allows a Tenant improvement design as follows:

(a) Lighting: A maximum of 2.5 watts of connected load per square foot of Useable Area within the Premises for all lighting.

(b) Power: A maximum of 4 watts of connected load per square foot of Useable Area within the Premises for all outlets and non-lighting requirements; however, provided the Tenant Work includes meters reasonably satisfactory to Landlord measuring all electricity supplied to the Premises, the first floor portion of the Premises shall be permitted a maximum of 5 watts of connected load per square foot of Useable Area for all outlets and non-lighting requirements.

8.3. Tenant Work shall include (at Tenant’s expense) for all of the Premises:

(a) Building approved lighting sensor controls as necessary to meet applicable Laws;

(b) Building Standard fluorescent fixtures in all Building office areas, or other lighting fixtures acceptable to Landlord;

(c) [intentionally omitted];

(d) Building Standard ceiling systems (including tile and grid) and;

(e) Building Standard air conditioning distribution and Building Standard air terminal units.

Exhibit B - Page 3

jka v14-Continental_Grand-Learning_Tree-Lease

8.4. Sprinklers. Subject to any terms, conditions and limitations set forth herein, Landlord shall provide an operative sprinkler system consisting of mains, laterals, and heads “AS IS” on the date of delivery of the Premises to Tenant. Tenant shall pay for piping distribution, drops and relocation of, or additional, sprinkler system heads and Building firehose or firehose valve cabinets, if Tenant’s Plans and/or any applicable Laws necessitate such.

8.5. Floor Loading. Floor loading capacity is 100 lbs. per square foot (80 lbs. live load plus 20 lbs. for partitions, ceiling and doors). Tenant may exceed floor loading capacity with Landlord’s consent, at Landlord’s sole discretion and must, at Tenant’s sole cost and expense, reinforce the floor as required for such excess loading.

8.6. Work Stoppages. If any work on the Real Property other than Tenant Work is delayed, stopped or otherwise affected by construction of Tenant Work, Tenant shall immediately take those actions necessary or desirable to eliminate such delay, stoppage or effect on work on the Real Property other than Tenant Work.

8.7. Freight Elevator. The Building contains one (1) freight elevator.

8.8. Life Safety. It is agreed that Tenant (or Contractor) shall employ the services of National Fail Safe, Landlord’s approved Building fire and life-safety subcontractor for all fire and life-safety work at the Building.

8.9. Locks. Tenant agrees to purchase from Landlord or its agent all cylinders and keys used in locks used in the Premises.

8.10. Authorized Representatives. Tenant has designated Mary Adams to act as Tenant’s representative with respect to the matters set forth in this Workletter. Such representative(s) shall have full authority and responsibility to act on behalf of Tenant as required in this Workletter. Tenant may add or delete authorized representatives upon five (5) business days notice to Landlord.

8.11. Access to Premises. After Landlord has recovered possession of the Premises from any prior Tenant, prior to delivery of possession to Tenant and during the period any Landlord Work is being performed, Tenant and its architects, engineers, consultants, and contractors shall have access at reasonable times (which shall include weekends and evenings) and upon advance notice and coordination with the Building management, to the Premises for the purpose of inspecting Landlord Work, if any, and planning Tenant Work. Such access shall not in any manner interfere with Landlord Work, if any. Such access, and all acts and omissions in connection with it, shall be subject to and governed by all other provisions of the Lease, including, without limitation, Tenant’s indemnification obligations, insurance obligations, etc, except for the payment of Monthly Base Rent and Additional Rent. To the extent that such access by Tenant delays the Substantial Completion of the Landlord Work, such delay shall be a Tenant Delay and the Landlord Work shall be deemed Substantially Complete on the date such Landlord Work would have been completed but for such access.

8.12. Fee. Landlord shall receive a fee equal to one percent (1.0%) of Tenant’s construction contract for all costs, including, without limitation, materials, labor, supervision, profit, overhead or general conditions in connection with the construction of the Tenant Work. Such fee is in addition to Tenant’s reimbursement of costs incurred by Landlord pursuant to other provisions hereof, including, without limitation, for Landlord’s architects and engineers to review Tenant’s Plans.

8.13. Unions. Tenant shall utilize union contractors and/or subcontractors.

9. Delays.

(a) If the Substantial Completion of the Tenant Improvements in the Premises is delayed: (i) at the request of Tenant; or (ii) by Tenant’s failure timely to comply with the provisions of this Workletter; or (iii) Tenant’s request for change, addition or alteration in the Issued for Construction Documents; or (iv) Tenant’s request for any change, addition or alteration in the Landlord Work, if any, but any such request shall be subject to Landlord’s approval, in its sole and absolute discretion; then in each such event Tenant shall be responsible for all costs and any expenses occasioned by such delay including, without limitation, any costs and expenses attributable to increases in labor or materials; and each such event shall be a “Tenant Delay.” In the event that any Tenant Delay delays Substantial Completion of the Landlord Work, if any, then, notwithstanding that Substantial Completion has not yet occurred, the delivery date, Commencement Date and Tenant’s obligation to pay Rent and all other obligations of Tenant under the Lease shall be advanced to a date before the actual date of Substantial Completion at the rate of one day for each day of Tenant Delay.

(b) If the Substantial Completion of the Tenant Improvements in the Premises is delayed by Landlord’s failure timely to comply with the provisions of this Workletter (other than Section 2 above), which failure is not cured by Landlord within three (3) business days following receipt of notice from Tenant specifically describing such failure (which notice shall also specifically assert a “Landlord Delay” and refer to this Section 9(b) of the Workletter), then the period commencing after expiration of such third day until such failure is cured or no longer delays Substantial Completion of the Tenant Improvements, shall be a “Landlord Delay.” In the event any Landlord Delay actually delays Substantial Completion of the Tenant Work, then the date in Section 1.01(8) of the Lease on which Monthly Base Rent increases above $0.00 (but no other date) shall be delayed by the lesser of (i) one day for each day of Landlord Delay, or (ii) the aggregate period of such actual delay, as determined on a critical path basis; provided, however, that in the event such lesser amount exceeds thirty (30) days, all subsequent dates in such Section 1.01(8) of the Lease shall be delayed, and the Expiration Date shall be extended, by such lesser amount.

10. Force and Effect.

The terms and conditions of this Workletter shall be construed to be a part of the Lease and shall be deemed incorporated in the Lease by this reference. Should any inconsistency arise between this Workletter and the Lease as to the specific matters which are the subject of this Workletter, the terms and conditions of this Workletter shall control.

Exhibit B - Page 4

jka v14-Continental_Grand-Learning_Tree-Lease

EXHIBIT C

RULES AND REGULATIONS

This Exhibit is attached to and a part of a certain Office Lease dated April 26, 2005 by and between Metropolitan Life Insurance Company, a New York corporation, as Landlord, and Learning Tree International, Inc., a Delaware corporation, as Tenant, for the Premises (the “Lease”).

1. No sidewalks, entrance, passages, courts, elevators, vestibules, stairways, corridors or halls shall be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Premises or the Project.

2. No awning or other projection shall be attached to the outside walls or windows of the Project without the prior written consent of Landlord. No curtains, blinds, shades, drapes or screens shall be attached to or hung in, or used in connection with any window or door of the Premises, without the prior written consent of Landlord. Such awnings, projections, curtains, blinds, shades, drapes, screens and other fixtures must be of a quality, type, design, color, material and general appearance approved by Landlord, and shall be attached in the manner approved by Landlord. All electrical fixtures hung in offices or spaces along the perimeter of the Premises must be fluorescent, of a quality, type, design, bulb color, size and general appearance approved by Landlord, which approval shall not be unreasonably withheld.

3. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside or inside of the Premises or of the Project without the prior written consent of Landlord. In the event of the violation of the foregoing by Tenant, Landlord may remove same without liability, and may charge the expense incurred by such removal to Tenant. Interior signs on doors and directly tablet shall be inscribed, painted or affixed for Tenant by Landlord at the expense of Tenant, and shall be of a quality, quantity, type, design, color, size style, composition, material, location and general appearance acceptable to Landlord.

4. The sashes, sash doors, skylights, windows, and doors that reflect or admit light or air into the halls passageways or other public places in the Project shall not be covered or obstructed by Tenant, nor shall any bottles, parcels, or other articles be placed on the window sills, or in the public portions of the Project.

5. No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Project, nor placed in public portions thereof without the prior written consent of Landlord.

6. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures by Tenant shall be borne by Tenant to the extent that Tenant or Tenant’s agents, servants, employees, contractors, visitors, or licensees shall have caused the same.

7. Tenant shall not paint, mark, drill into or in any way deface any part of the Premises or the Project. No boring or cutting shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct, provided, however, Tenant may hang pictures and artwork on the walls of the Premises without Landlord’s prior approval.

8. No animals, except guide dogs, birds or aquariums of any kind shall be brought into or kept in or about the Premises or the Project.

9. Prior to leaving the Premises for the day, Tenant shall reasonably draw or lower window coverings and extinguish all lights.

10. Tenant shall not make, or permit to be made, any unseemly or disturbing noises or interfere with occupants of the Project or neighboring buildings or premises or those having business with them. Tenant shall not throw anything out of the doors, windows or skylights or down the passageways.

11. Except as otherwise permitted under Section 9 of the Lease, neither Tenant nor any of Tenant’s agents, servants, employees, contractors, visitors or licensees shall at any time bring or keep upon the Premises any flammable, combustible or explosive fluid, chemical or substance.

12. No additional locks, bolts or mail slots of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any change be made in existing locks or the mechanism thereof; however, the foregoing shall not apply to any card key system which Tenant installs in full compliance with all other provisions of the Lease at its sole expense and with respect to which Landlord is provided with all access cards necessary to fully exercise all of its entry rights under the Lease with respect to the Premises. Tenant must, upon the termination of the tenancy, restore to Landlord all keys of stores, offices and toilet rooms either furnished to or otherwise procured by Tenant and, in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

13. All removals, or the carrying in or out of any safes, freight, furniture, fixtures, bulky matter or heavy equipment of any description must take place during the hours which Landlord or its agent may determine from time to time. Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon two-inch thick plank strips to distribute the weight. The moving of safes, freight, furniture, fixtures, bulky matter or heavy equipment of any kind must be made upon previous notice to the Superintendent of the Building and in a manner and at the time prescribed by him, and the persons employed by Tenant for such work are subject to Landlord’s prior approval. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Project and to exclude from the Project all safes, freight or other bulky articles which violate any of these Rules and Regulations or the lease of which these Rules and Regulations are a part.

14. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office that is not generally consistent with the character and nature of an ordinary desk-type office. Nor shall Tenant permit any portion of the Premises to be used (a) for an employment agency, a public stenographer or typist, a labor union office, a physician’s or dentist’s office, a dance or music studio, a school, a beauty salon or barber shop, the business of photographic or multilith or multigraph reproductions or offset printing (not precluding using any part of the Premises for photographic, multilith or multigraph reproductions solely in connection with Tenant’s own business and/or activities), a restaurant or bar, an establishment for the sale of confectionery or soda or beverages or sandwiches or ice cream or baked goods, an establishment for the preparation or dispensing or consumption of food or beverages (of any kind) in any manner whatsoever, or as a news or cigar stand, or as a radio or television or recording studio, theater or exhibition hall, for manufacturing, for the storage of merchandise or for the sale of merchandise, goods or property of any kind at auction, or for lodging, sleeping or for any immoral purpose, or for any business which would tend to generate a large amount of foot traffic in or about the Project or any of the areas used in connection with the operation thereof, including but not limited to any use (i) for a banking, trust company, depository, guarantee, or safe deposit business, (ii) as a savings bank, or as savings and loan association, or as a loan company, (iii) for the sale of travelers checks, money orders, drafts, foreign exchange or letters of credit or for the receipt of money for transmission, (iv) as a stock broker’s or dealer’s office or for the underwriting of securities, or (v) a government office

Exhibit C - Page 1

jka v14-Continental_Grand-Learning_Tree-Lease

or foreign embassy or consulate, or (vi) tourist or travel bureau, or (b) a use which conflicts with any so-called “exclusive” then in favor of, or is for any use the same as that stated in any percentage lease to, another tenant of the Project, or (c) a use which would be prohibited by any other portion of the Lease (including but not limited to any Rules and Regulations then in effect) or in violation of Law. Tenant shall not engage or pay for any employees on the Premises other than those working at the Premises, nor shall Tenant advertise for laborers giving an address at the Premises.

15. Tenant shall not purchase spring water, towels, janitorial or maintenance or other like service from any company or persons not reasonably approved by Landlord. Landlord shall approve a sufficient number of sources of such service to provide Tenant with a reasonable selection, but only in such instances and to such extent as Landlord in its judgment shall consider consistent with security and proper operation of the Project.

16. Landlord shall have the right to prohibit any advertising or business conducted by Tenant referring to the Project which, in Landlord’s opinion, tends to impair the reputation of the Project or its desirability as a first class building for offices and, upon notice from Landlord, Tenant shall refrain from or discontinue such advertising.

17. Landlord reserves the right to exclude from the Project between the hours of 6:00 P.M. and 7:00 A.M. on all days, and at all hours on Saturdays, Sundays and National Holidays, all persons who do not present a pass to the Project issued by Landlord. Landlord may furnish passes to Tenant so that Tenant may validate and issue same. Tenant shall safeguard said passes and shall be responsible for all acts of persons in or about the Project who possess a pass issued to Tenant.

18. Tenant’s contractors shall, while in the Project, be subject to and under the control and direction of the Superintendent of the Building (but not as agent or servant of said Superintendent or of Landlord) except for supervision of work.

19. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors, or licensees, Tenant shall forthwith at Tenant’s expense cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not disposed of on the ordinary and customary manner of removing and disposing of trash and garbage in El Segundo, California without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry ways and elevators provided for such purposes and at such times as Landlord shall designate.

20. The requirements of Tenant will be attended to only upon application at or call to the office of the Project. Project personnel shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of the Landlord.

21. Canvassing, soliciting and peddling in the Project are prohibited and Tenant shall cooperate to prevent the same.

22. No water cooler, air conditioning unit or system or other apparatus shall be installed or used by Tenant without the written consent of Landlord.

23. There shall not be used in any Common Areas, public halls, plaza areas, lobbies or other space in the Project, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks or dollies, except those equipped with rubber tires and side guards.

24. Tenant, Tenant’s agents, servants, employees, licensees or visitors shall not park any vehicles in any driveways, service entrances, or areas posted “No Parking.”

25. Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate visibly marked (at all times property operational) fire extinguisher next to any duplicating or photocopying machine or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

26. Tenant shall reasonably keep its window coverings closed during any period of the day when the sun is shining directly on the windows of the Premises.

27. Tenant shall not use the name of the Project for any purpose other than as the address of the business to be conducted by Tenant in the Premises, nor shall Tenant use any picture of the Project in its advertising, stationary or in any other manner without the prior written permission of Landlord. Landlord expressly reserves the right at any time to change said name without in any manner being liable to Tenant therefor.

28. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machines or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of the Landlord.

29. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

30. No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating and cooking food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

31. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

32. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, vestibules or any Common Area for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

Exhibit C - Page 2

jka v14-Continental_Grand-Learning_Tree-Lease

33. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations reasonably established by Landlord or any governmental agency.

34. Tenant must comply with requests by Landlord concerning the informing of their employees of items of importance to the Landlord.

35. Tenant must comply with applicable “NO-SMOKING” or similar governmental or quasi government rules, regulations and ordinances.

36. No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

37. No bicycles or other vehicles of any kind shall be brought into or kept in or about the Premises or the Project except in areas designated by Landlord.

Exhibit C - Page 3

jka v14-Continental_Grand-Learning_Tree-Lease

EXHIBIT D

FAIR MARKET RENTAL RATE

1. Definition of Fair Market Rental Rate. “Fair Market Rental Rate” shall mean as to Monthly Base Rent the monthly base rental per rentable square foot which a tenant would pay and which a willing landlord would accept for space comparable to the Premises in the Building and in other buildings of class A standards in El Segundo, California for the period for which such rental is to be paid and for a lease on terms substantially similar to those of the Lease (including, without limitation, those applicable to Taxes, Operating Expenses and exclusions, but also considering so-called net and triple net leases, and leases utilizing operating expense stops or base years, and making appropriate adjustment between such leases and this Lease, as described below), based on prevailing market conditions in the Building and in other buildings of class A standards in El Segundo, California at the time such determination is made (“Comparable Transactions”). Without limiting the generality of the foregoing, Comparable Transactions shall be for a term similar to the term of tenancy and for space comparable in use, floor levels, square footage and location within the Building and in other buildings of class A standards in El Segundo, California as the transaction for which Fair Market Rental Rate is being determined; however, leases of unusual or odd shaped spaces shall not be considered. In any determination of the Fair Market Rental Rate for the Option Term: (i) the rate of Monthly Base Rent under the Lease shall be based upon a step-up to change the calendar year for calculation of Base Operating Expenses for the Option Term to be the full calendar year in which the Option Term commences, and such step-up shall be part of the determination of Fair Market Rental Rate; and (ii) the amount of parking rent may be increased or decreased to amounts corresponding to market rates in Comparable Transactions. Further, in any determination of Fair Market Rental Rate, the stated or contract monthly net or base rental in Comparable Transactions shall be appropriately adjusted to take into account the different terms and conditions prevailing in such transactions and those present in the Lease, including, without limitation: (a) the extent to which average annual expenses and taxes per rentable square foot payable by tenants in Comparable Transactions vary from those payable by Tenant under the Lease; (b) tenant improvements, value of existing tenant improvements, the concessions, if any, being given by landlords in Comparable Transactions, such as parking charge abatement, free rent or rental abatement applicable after substantial completion of any tenant improvements (and no adjustment shall be made for any free or abated rent during any construction periods), loans at below-market interest rates, moving allowances, space planning allowances, lease takeover payments and work allowances, as compared to any tenant improvement, refurbishment or repainting allowance given to Tenant under the Lease for the space for which Fair Market Rental Rate is being determined; (c) the brokerage commissions, fees and bonuses payable by landlords in Comparable Transactions (whether to tenant’s agent, such landlord or any person or entity affiliated with such landlord), as compared to any such amounts payable by Landlord to the broker(s) identified in the Amendment with respect to the transaction for which Fair Market Rental Rate is being determined; (d) the time value of money; and (e) any material difference between the definition of rentable area and the ratio of project rentable to useable square feet in Comparable Transactions, as compared to such figures applicable to the space for which Fair Market Rental Rate is being determined.

2. Sealed Estimates. In the event the Lease requires Fair Market Rental Rate to be determined in accordance with this Exhibit, Landlord and Tenant shall meet within ten (10) business days thereafter and each simultaneously submit to the other in a sealed envelope its good faith estimate of Fair Market Rental Rate (the “Estimates”). If the higher Estimate is not more than one hundred five percent (105%) of the lower Estimate, then Fair Market Rental Rate shall be the average of the two Estimates. If such simultaneous submission of Estimates does not occur within such ten (10) business day period, then either party may by notice to the other designate any reasonable time within five (5) business days thereafter and any reasonable place at or near the Building for such meeting to take place. In the event only one party submits an Estimate at that meeting, such Estimate shall be Fair Market Rental. In the event neither party submits an Estimate at that meeting, the transaction for which Fair Market Rental Rate is being determined shall be deemed canceled and of no further force or effect.

3. Selection of Arbitrators. If the higher Estimate is more than one hundred five percent (105%) of the lower Estimate, then either Landlord or Tenant may, by written notice to the other within five (5) business days after delivery of Estimates at the meeting, require that the disagreement be resolved by arbitration. In the event neither party gives such notice, the transaction for which Fair Market Rental Rate is being determined shall be deemed canceled and of no further force or effect. Within five (5) business days after such notice, the parties shall select as arbitrators three (3) mutually acceptable independent MAI appraisers with experience in real estate activities, including at least five (5) years experience in appraising Class A space in El Segundo, California (“Qualified Appraisers”). If the parties cannot timely agree on such arbitrators, then within the following five (5) business days, each shall select and inform the other party of one (1) Qualified Appraiser and within a third period of five (5) business days, the two appraisers (or if only one (1) has been duly selected, such single appraiser) shall select as arbitrators a panel of three additional Qualified Appraisers, which three arbitrators shall proceed to determine Fair Market Rental Rate pursuant to Section 4 below. Both Landlord and Tenant shall be entitled to present evidence supporting their respective positions to the panel of three arbitrators.

4. Arbitration Procedure. Once a panel of arbitrators has been selected as provided above, then as soon thereafter as practicable each arbitrator shall select one of the two Estimates as the one which, in its opinion, is closer to Fair Market Rental Rate. Upon an Estimate’s selection by two (2) of the arbitrators, it shall be the applicable Fair Market Rental Rate and such selection shall be binding upon Landlord and Tenant. If the arbitrators collectively determine that expert advice is reasonably necessary to assist them in determining Fair Market Rental Rate, then they may retain one or more qualified persons, including but not limited to legal counsel, brokers, architects or engineers, to provide such expert advice. The party whose Estimate is not chosen by the arbitrators shall pay the costs of the arbitrators and any experts retained by the arbitrators. Any fees of any counsel or expert engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such counsel or expert.

5. Rent Pending Determination of Fair Market Rental Rate. In the event that the determination of Fair Market Rental Rate has not been concluded prior to commencement of the applicable rental period for the applicable space for which the Fair Market Rental Rate is being determined, Tenant shall pay Landlord Monthly Base Rent and Rent Adjustment Deposits as would apply under Landlord’s Estimate pursuant to Section 2 of this Exhibit until the Fair Market Rental Rate is determined. In the event that the Fair Market Rental Rate subsequently determined is different from the amount paid for the applicable period, then within thirty (30) days after such determination, Tenant shall pay Landlord any greater amounts due and Landlord shall credit Tenant (against the next Monthly Base Rent installments due) for any reduction in the amounts due.

Exhibit D - Page 1

jka v14-Continental_Grand-Learning_Tree-Lease

EXHIBIT E

OFFER SPACE

Exhibit E - Page 1

jka v14-Continental_Grand-Learning_Tree-Lease

EXHIBIT F

SIGNAGE

Continental Grand Plaza II
Highridge Partners	DR Horton
Learning Tree	Sierra Systems Group
Douglas Furniture	Regus Business Centre

Exhibit F - Page 1

jka v14-Continental_Grand-Learning_Tree-Lease

EXHIBIT G

FORM OF SUBORDINATION, NONDISTURBANCE & ATTORNMENT AGREEMENT

RECORDING REQUESTED BY AND WHEN
RECORDED RETURN TO:
, Esq

SUBORDINATION,

NONDISTURBANCE

AND ATTORNMENT AGREEMENT

NOTICE: THIS	SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT RESULTS IN YOUR LEASEHOLD ESTATE IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.

DEFINED TERMS

Execution Date:
Beneficiary & Address: Attn: with a copy to:
Tenant & Address:
Landlord & Address:
Loan: A first mortgage loan in the original principal amount of $ from Beneficiary to Landlord.
Note: A Promissory Note executed by Landlord in favor of Beneficiary in the amount of the Loan dated as of

Deed of Trust: A Deed of Trust, Security Agreement and Fixture Filing dated as of

executed by Landlord, to                    as Trustee, for the benefit of Beneficiary securing repayment of the Note to be recorded in the records of the County in which the Property is located.

Lease and Lease Date: The lease entered into by Landlord and Tenant dated as of covering the Premises. [Add amendments]
Property: [Property Name]
[Street Address 1]
[City, State, Zip]

The Property is more particularly described on Exhibit A.

THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made by and among Tenant, Landlord, and Beneficiary and affects the Property described in Exhibit A. Certain terms used in this Agreement are defined in the Defined Terms. This Agreement is entered into as of the Execution Date with reference to the following facts:

A. Landlord and Tenant have entered into the Lease covering certain space in the improvements located in and upon the Property (the “Premises”).

B. Beneficiary has made or is making the Loan to Landlord evidenced by the Note. The Note is secured, among other documents, by the Deed of Trust.

C. Landlord, Tenant and Beneficiary all wish to subordinate the Lease to the lien of the Deed of Trust.

D. Tenant has requested that Beneficiary agree not to disturb Tenant’s rights in the Premises pursuant to the Lease in the event Beneficiary forecloses the Deed of Trust, or acquires the Property pursuant to the trustee’s power of sale contained in the Deed of Trust or receives a transfer of the Property by a conveyance in lieu of foreclosure of the Property (collectively, a “Foreclosure Sale”) but only if Tenant is not then in default under the Lease and Tenant attorns to Beneficiary or a third party purchaser at the Foreclosure Sale (a “Foreclosure Purchaser”).

Exhibit G - Page 1

jka v14-Continental_Grand-Learning_Tree-Lease

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1. Subordination. The Lease and the leasehold estate created by the Lease and all of Tenant’s rights under the Lease are and shall remain subordinate to the Deed of Trust and the lien of the Deed of Trust, to all rights of Beneficiary under the Deed of Trust and to all renewals, amendments, modifications and extensions of the Deed of Trust.

2. Acknowledgements by Tenant. Tenant agrees that: (a) Tenant has notice that the Lease and the rent and all other sums due under the Lease have been or are to be assigned to Beneficiary as security for the Loan. In the event that Beneficiary notifies Tenant of a default under the Deed of Trust and requests Tenant to pay its rent and all other sums due under the Lease to Beneficiary, Tenant shall pay such sums directly to Beneficiary or as Beneficiary may otherwise request; (b) Tenant shall send a copy of any notice or statement under the Lease to Beneficiary at the same time Tenant sends such notice or statement to Landlord; and (c) this Agreement satisfies any condition or requirement in the Lease relating to the granting of a nondisturbance agreement.

3. Foreclosure and Sale. In the event of a Foreclosure Sale:

(a) So long as Tenant is not in default under any of the provisions of the Lease, the Lease shall continue in full force and effect as a direct lease between Beneficiary and Tenant, and Beneficiary will not disturb the possession of Tenant, subject to this Agreement. To the extent that the Lease is extinguished as a result of a Foreclosure Sale, a new lease shall automatically go into effect upon the same provisions as contained in the Lease between Landlord and Tenant, except as set forth in this Agreement, for the unexpired term of the Lease. Tenant agrees to attorn to and accept Beneficiary as landlord under the Lease and to be bound by and perform all of the obligations imposed by the Lease, or, as the case may be, under the new lease, in the event that the Lease is extinguished by a Foreclosure Sale. Upon Beneficiary’s acquisition of title to the Property, Beneficiary will perform all of the obligations imposed on the Landlord by the Lease except as set forth in this Agreement; provided, however, that Beneficiary shall not be: (i) liable for any act or omission of a prior landlord (including Landlord); or (ii) subject to any offsets or defenses that Tenant might have against any prior landlord (including Landlord); or (iii) bound by any rent or additional rent which Tenant might have paid in advance to any prior landlord (including Landlord) for a period in excess of one month or by any security deposit, cleaning deposit or other sum that Tenant may have paid in advance to any prior landlord (including Landlord); or (iv) bound by any amendment, modification, assignment or termination of the Lease made without the written consent of Beneficiary; (v) obligated or liable with respect to any representations, warranties or indemnities contained in the Lease; or (vi) liable to Tenant or any other party for any conflict between the provisions of the Lease and the provisions of any other lease affecting the Property which is not entered into by Beneficiary.

(b) Upon the written request of Beneficiary after a Foreclosure Sale, the parties shall execute a lease of the Premises upon the same provisions as contained in the Lease between Landlord and Tenant, except as set forth in this Agreement, for the unexpired term of the Lease.

(c) Notwithstanding any provisions of the Lease to the contrary, from and after the date that Beneficiary acquires title to the Property as a result of a Foreclosure Sale, (i) Beneficiary will not be obligated to expend any monies to restore casualty damage in excess of available insurance proceeds; (ii) tenant shall not have the right to make repairs and deduct the cost of such repairs from the rent without a judicial determination that Beneficiary is in default of its obligations under the Lease; (iii) in no event will Beneficiary be obligated to indemnify Tenant, except where Beneficiary has been actively negligent in the performance of its obligations as landlord; and (iv) other than determination of fair market value, no disputes under the Lease shall be subject to arbitration unless Beneficiary and Tenant agree to submit a particular dispute to arbitration.

4. Subordination and Release of Purchase Options. Tenant represents that it has no right or option of any nature to purchase the Property or any portion of the Property or any interest in the Borrower. To the extent Tenant has or acquires any such right or option, these rights or options are acknowledged to be subject and subordinate to the Mortgage and are waived and released as to Beneficiary and any Foreclosure Purchaser.

5. Acknowledgement by Landlord. In the event of a default under the Deed of Trust, at the election of Beneficiary, Tenant shall and is directed to pay all rent and all other sums due under the Lease to Beneficiary.

6. Construction of Improvements. Beneficiary shall not have any obligation or incur any liability with respect to the completion of the improvements in which the Premises are located at the commencement of the term of the Lease.

7. Notice. All notices under this Agreement shall be deemed to have been properly given if delivered by overnight courier service or mailed by United States certified mail, with return receipt requested, postage prepaid to the party receiving the notice at its address set forth in the Defined Terms (or at such other address as shall be given in writing by such party to the other parties) and shall be deemed complete upon receipt or refusal of delivery.

8. Miscellaneous. Beneficiary shall not be subject to any provision of the Lease that is inconsistent with this Agreement. Nothing contained in this Agreement shall be construed to derogate from or in any way impair or affect the lien or the provisions of the Deed of Trust. This Agreement shall be governed by and construed in accordance with the laws of the State of in which the Property is located.

9. Liability and Successors and Assigns. In the event that Beneficiary acquires title to the Premises or the Property, Beneficiary shall have no obligation nor incur any liability beyond the lesser of (a) Five Million Dollars ($5,000,000.00) or (b) Beneficiary’s then equity interest in the Property and Tenant shall look solely to Beneficiary’s then equity interest for the payment and performance of any obligations imposed upon Beneficiary under this Agreement or under the Lease but Tenant’s recourse against Beneficiary shall in no event exceed the amount of Five Million Dollars ($5,000,000.00). This Agreement shall run with the land and shall inure to the benefit of the parties and, their respective successors and permitted assigns including a Foreclosure Purchaser. If a Foreclosure Purchaser acquires the Property or if Beneficiary assigns or transfers its interest in the Note and Deed of Trust or the Property, all obligations and liabilities of Beneficiary under this Agreement shall terminate and be the responsibility of the Foreclosure Purchaser or other party to whom Beneficiary’s interest is assigned or transferred. The interest of Tenant under this Agreement may not be assigned or transferred except in connection with an assignment of its interest in the Lease which has been consented to by Beneficiary.

Exhibit G - Page 2

jka v14-Continental_Grand-Learning_Tree-Lease

IN WITNESS WHEREOF, the parties have executed this Subordination, Nondisturbance and Attornment Agreement as of the Execution Date.

NOTICE:	THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT CONTAINS PROVISIONS WHICH ALLOW THE PERSON OBLIGATED ON THE LEASE TO OBTAIN A LOAN, A PORTION OF WHICH MAY BE EXPENDED FOR OTHER PURPOSES THAN IMPROVEMENT OF THE PROPERTY.

IT IS RECOMMENDED THAT THE PARTIES CONSULT WITH THEIR ATTORNEYS PRIOR TO THE EXECUTION OF THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT.

BENEFICIARY:	,

By
Its

TENANT:	,
a

By
Its

LANDLORD:	,
a

By
Its

EXHIBIT A

PROPERTY DESCRIPTION

State of

County of

On                         , 200   before me,                         , personally appeared                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature	(Seal)

*****************

State of
County of

On                         , 200   before me,                         , personally appeared                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature	(Seal)

*****************

State of
County of

On                         , 200   before me,                         , personally appeared                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature	(Seal)

Exhibit G - Page 3

jka v14-Continental_Grand-Learning_Tree-Lease

RIDER 1

COMMENCEMENT DATE AGREEMENT

Metropolitan Life Insurance Company, a New York corporation (“Landlord”), and Learning Tree International. Inc., a Delaware corporation (“Tenant”), have entered into a certain Office Lease dated April 26, 2005 (the “Lease”).

WHEREAS, Landlord and Tenant wish to confirm and memorialize the Commencement Date and Expiration Date of the Lease as provided for in Section 2.02(b) of the Lease;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and contained in the Lease, Landlord and Tenant agree as follows:

1. Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Lease.

2. The Commencement Date (as defined in the Lease) of the Lease is                    .

3. The Expiration Date (as defined in the Lease) of the Lease is                    .

4. Tenant hereby confirms the following:

(a)	That it has accepted possession of the Premises pursuant to the terms of the Lease;

(b)	That the Landlord Work is Substantially Complete;

(c)	That the Rentable Area of the Premises is ; and

(d)	That the Lease is in full force and effect.

5. Except as expressly modified hereby, all terms and provisions of the Lease are hereby ratified and confirmed and shall remain in full force and effect and binding on the parties hereto.

6. The Lease and this Commencement Date Agreement contain all of the terms, covenants, conditions and agreements between the Landlord and the Tenant relating to the subject matter herein. No prior other agreements or understandings pertaining to such matters are valid or of any force and effect.

TENANT:			LANDLORD:

	,		Metropolitan Life Insurance Company,
a			a New York corporation

By		By

	Print name		Print name
Its		Its
(Chairman of Board, President or Vice President)

By

Print name
Its
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

Rider 1 - Page 1

jka v14-Continental_Grand-Learning_Tree-Lease

RIDER 2

ADDITIONAL PROVISIONS

This Rider 2 (“Rider 2”) is attached to and a part of a certain Office Lease dated as of April 26, 2005 executed concurrently herewith by Metropolitan Life Insurance Company, a New York corporation, as Landlord, and Learning Tree International, Inc., a Delaware corporation, as Tenant, for the Premises as described therein (the “Lease”).

SECTION 1. DEFINED TERMS; FORCE AND EFFECT

Capitalized terms used in this Rider 2 shall have the same meanings set forth in the Lease except as otherwise specified herein and except for terms capitalized in the ordinary course of punctuation. This Rider 2 forms a part of the Lease. Should any inconsistency arise between this Rider 2 and any other provision of the Lease as to the specific matters which are the subject of this Rider 2, the terms and conditions of this Rider 2 shall control.

SECTION 2. INTENTIONALLY OMITTED.

SECTION 3. OPTION TO EXTEND.

(a) Landlord hereby grants Tenant a single option to extend the initial Term of the Lease for an additional period of five (5) years (such period may be referred to as the “Option Term”), as to the entire Premises as it may then exist, upon and subject to the terms and conditions of this Section (the “Option To Extend”), and provided that at the time of exercise of such right Tenant or its Affiliate must be in occupancy of the entire Premises.

(b) Tenant’s election (the “Election Notice”) to exercise the Option To Extend must be given to Landlord in writing no earlier than the date which is twelve (12) months prior to the Expiration Date and no later than the date which is nine (9) months prior to the Expiration Date. If Tenant either fails or elects not to exercise its Option to Extend by not timely giving its Election Notice, then the Option to Extend shall be null and void.

(c) The Option Term shall commence immediately after the expiration of the initial Term of the Lease. Tenant’s leasing of the Premises during the Option Term shall be upon and subject to the same terms and conditions contained in the Lease except that (i) the Monthly Base Rent and, if applicable, the calendar year which serves as the base year for calculation of Base Operating Expenses pursuant to the Lease, shall be amended to equal the “Option Term Rent”, defined and determined in the manner set forth in the immediately following Subsection; (ii) the Security Deposit, if any, shall be increased within fifteen (15) days after the Option Term Rent has been determined by the amount of the increase in the Base Monthly Rent, based upon the highest monthly installment of Monthly Base Rent for the Option Term; (iii) Tenant shall accept the Premises in its “as is” condition without any obligation of Landlord to repaint, remodel, repair, improve or alter the Premises or to provide Tenant any allowance therefor; and (iv) there shall be no further option or right to extend the term of the Lease. If Tenant timely and properly exercises the Option To Extend, references in the Lease to the Term shall be deemed to mean the initial Term as extended by the Option Term unless the context clearly requires otherwise.

(d) The Option Term Rent shall mean the “Fair Market Rental Rate” (as defined in Exhibit D hereto). The determination of Fair Market Rental Rate based upon the foregoing criteria shall be made by Landlord, in the good faith exercise of Landlord’s business judgment. Within forty-five (45) days after Tenant’s exercise of the Option To Extend, Landlord shall notify Tenant of Landlord’s determination of Option Term Rent for the Premises. Provided however, if Landlord notifies Tenant of Landlord’s determination of the Fair Market Rental Rate which is greater than the Preceding Rent, and that Landlord will require such Fair Market Rental Rate as the Option Term Rent, Tenant may, within thirty (30) days after receipt thereof, deliver to Landlord a written notice either: (i) accepting Landlord’s estimate of Fair Market Rental Rate, in which case the extension shall be effective and binding (subject to Subsection (f) below) at the accepted rate; or (ii) setting forth Tenant’s good faith estimate of the Fair Market Rental Rate, in which case Landlord and Tenant will promptly confer and attempt to agree upon the Fair Market Rental Rate. Tenant’s failure to timely deliver such notice within such thirty (30) day period shall be deemed its cancellation of the Option. In the event Tenant has delivered notice setting forth Tenant’s different estimate of Fair Market Rental Rate, but no agreement in writing between Tenant and Landlord on Fair Market Rental Rate is reached within fifteen (15) days after Landlord’s receipt of Tenant’s estimate, the Fair Market Rental Rate shall be determined in accordance with the terms of Exhibit D.

(e) This Option to Extend is personal to Learning Tree International, Inc. and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity, except an Affiliate which is an assignee of the Lease and has complied with the requirements of Article Ten applicable to a transfer to an Affiliate and such Affiliate may exercise the Option to Extend with Tenant joining in or consenting to such exercise, and in such event Tenant shall remain liable for all obligation under this Lease, including those resulting from any such exercise with the same force and effect as if Tenant had joined in such exercise.

(f) Upon the occurrence of any of the following events, Landlord shall have the option, exercisable at any time prior to commencement of the Option Term, to terminate all of the provisions of this Section with respect to the Option to Extend, whereupon any prior or subsequent exercise of this Option to Extend shall be of no force or effect:

(i) Tenant’s failure to timely exercise or timely to perform the Option to Extend in strict accordance with the provisions of this Section.

(ii) The existence at the time Tenant exercises the Option to Extend or at the commencement of the Option Term of a Default on the part of Tenant under the Lease or of any state of facts which with the passage of time or the giving of notice, or both, would constitute such a Default.

(iii) Tenant’s third Default under the Lease prior to the commencement of the Option Term, notwithstanding that all such Defaults may subsequently be cured.

(g) Without limiting the generality of any provision of the Lease, time shall be of the essence with respect to all of the provisions of this Section.

Rider 2 - Page 1

jka v14-Continental_Grand-Learning_Tree-Lease

SECTION 4. RIGHT OF FIRST OFFER.

(a) Landlord hereby grants Tenant a one-time right of offer to lease each “Offer Space” (as defined below) during the period beginning on the execution date of this Lease and expiring nine months prior to the Expiration Date of the initial Term, or at the end of the initial Term if the Option to Extend is validly exercised and effective (the “Offer Period”), upon and subject to the terms and conditions of this Section (the “Offer Right”), and provided that at the time of exercise of such right: (i) Tenant must be in occupancy of the entire Premises; and (ii) there has been no material adverse change in Tenant’s financial position from such position as of the date of execution of the Lease, as certified by Tenant’s independent certified public accountants, and as supported by Tenant’s certified financial statements, copies of which shall be delivered to Landlord with Tenant’s written notice exercising its right hereunder. Without limiting the generality of the foregoing, Landlord may reasonably conclude there has been a material adverse change if Tenant’s independent certified public accountants do not certify there has been no such change.

(b) There shall be two (2) separate Offer Spaces, one being the space containing approximately 8,644 square feet of Rentable Area located on the first floor within the area known as Suite 160, and the other being the space containing approximately 2,594 square feet of Rentable Area located on the second floor within the area known as Suite 275, each respectively shown on Exhibit E to this Lease, but in each case only when and if it becomes “Available”. The term “Available” shall mean that the space in question is, or is expected by Landlord within a reasonable time to become, vacant, unencumbered and free and clear of all claims and rights of other parties and, without limiting the generality of the foregoing, space shall not be Available if as to such space there is a lease, lease option or option or other right of extension, renewal, expansion, refusal, negotiation or similar or other right, either: (i) pursuant to any lease or written agreement which is entered into on or before the beginning of the Negotiation Period, or (ii) pursuant to any extensions or renewal of any of the foregoing, whether or not set forth in the original lease or written agreement, or (iii) pursuant to any amendment or modification of any of the foregoing (no matter when executed).

(c) Tenant acknowledges that as of the execution date of this Lease the Offer Space on the first floor is under a lease with Highridge Partners, Inc. which expires May 31, 2006, and that Landlord is free to extend or renew such lease with the lessee without offering it to Tenant under this Offer Right. As to parties other than the lessee under the existing lease of the Offer Space, nothing herein shall be deemed to limit or prevent Landlord from marketing, discussing or negotiating with any other party for a lease of, or rights of any nature as to, any part of such space, but during the Offer Period before Landlord makes any written proposal to any other party for Offer Space, or contemporaneously with making any such proposal, or within a reasonable time after receipt of a proposal acceptable to Landlord, Landlord shall give Tenant written notice (“Landlord’s Notice”), which notice identifies the Offer Space Rent (defined below) at which Tenant may elect to lease the Offer Space. For a period of five (5) business days after Landlord gives Landlord’s Notice (the “Election Notice Period”), Tenant shall have the right to lease of all (and not less than all) the space identified in Landlord’s Notice on the terms identified therein by giving Landlord written notice (“Election Notice”) of Tenant’s election to exercise its Offer Right to lease such space. Tenant’s leasing of the Offer Space shall be upon and subject to the same terms and conditions contained in the Lease except that (i) the Monthly Base Rent and, if applicable, the Operating Expenses Base Year, the Taxes Base Year and free parking pursuant to the Lease shall be amended to equal the “Offer Space Rent”, defined and determined in the manner set forth in the immediately following Subsection, (ii) the term of the lease of the Offer Space shall be the remaining Term of this Lease (including any extension pursuant to the Option to Extend); (iii) the Security Deposit, if any, shall be increased within fifteen (15) days after Tenant gives its Election Notice by the amount equal to the highest monthly installment of Monthly Base Rent allocable to the Offer Space during the remainder of the initial Term of the Lease; and (iv) Tenant shall accept the Offer Space in its “as is” condition without any obligation of Landlord to repaint, remodel, repair, improve or alter the Premises or to provide Tenant any allowance therefor.

(d) The Offer Space Rent shall mean the “Fair Market Rental Rate” as defined in Exhibit D attached hereto. The determination of Fair Market Rental Rate based upon the criteria set forth in Exhibit D shall be made by Landlord, in the good faith exercise of Landlord’s business judgment.

(e) If Tenant either fails or elects not to exercise its Offer Right as to the Offer Space covered by Landlord’s Notice by not giving its Election Notice within the Election Notice Period or if Tenant gives Tenant’s Election Notice but does not execute a lease or amendment to this Lease prepared by Landlord within five (5) business days after Landlord gives Tenant such form, then in any such event Tenant’s Offer Right shall be null and void, and at any time thereafter Landlord shall be free to lease and/or otherwise grant options or rights to such space on any terms and conditions whatsoever free and clear of the Offer Right.

(f) This Offer Right is personal to Learning Tree International, Inc. and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity, except an Affiliate which is an assignee of the Lease and has complied with the requirements of Article Ten applicable to a transfer to an Affiliate and such Affiliate may exercise the Offer Right with Tenant joining in or consenting to such exercise, and in such event Tenant shall remain liable for all obligation under this Lease, including those resulting from any such exercise with the same force and effect as if Tenant had joined in such exercise.

(g) Upon the occurrence of any of the following events, Landlord shall have the option, exercisable at any time prior to the time the Offer Space is to be added to the Premises, to terminate all of the provisions of this Section with respect to the Offer Right, with the effect of canceling and voiding any prior or subsequent exercise so this Offer Right is of no force or effect:

(i) Tenant’s failure to timely exercise the Offer Right in accordance with the provisions of this Section.

(ii) The existence at the time Tenant exercises the Offer Right or at the time the Offer Space is to be added to the Premises of any Default on the part of Tenant under the Lease or of any state of facts which with the passage of time or the giving of notice, or both, would constitute such a Default.

(iii) Tenant’s third Default under the Lease prior to the date the Offer Space is to be added to the Premises, notwithstanding that all such Defaults may subsequently be cured.

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In the event of Landlord’s termination of the Offer Right pursuant to this Section, Tenant shall reimburse Landlord for all costs and expenses Landlord incurs in connection with Tenant’s exercise of the Offer Right including, without limitation, costs and expenses with respect to any brokerage commissions and attorneys’ fees, and with respect to the design, construction or making of any tenant improvements, repairs or renovation or with respect to any payment of all or part of any allowance for any of the foregoing.

(h) Without limiting the generality of any provision of the Lease, time shall be of the essence with respect to all of the provisions of this Section.

SECTION 5. TENANT’S SIGNAGE

(a) Grant of Right. So long as Tenant is in continuous operation at and occupancy of the entire Premises, Tenant shall have the non-exclusive right to place a single sign on one line of the exterior monument sign located as set forth on Exhibit F attached hereto subject to the terms and conditions set forth in this Section (“Exterior Sign Right”). Nothing contained herein shall prohibit or limit Landlord in granting other tenants of the Project or Building rights to install signs on or at the Project or Building or space leased to such tenants. In addition, at Tenant’s sole cost and expense, Tenant shall be entitle to install elevator lobby signage, identifying Tenant and its Premises, in the elevator lobby on the first and second floor of the Building, subject to the terms and conditions contained herein.

(b) General Conditions & Requirements. The size, type, style, materials, color, method of installation and exact location of the sign, and the contractor for and all work in connection with the sign, contemplated by this Section shall (i) be subject to Tenant’s compliance with all applicable laws, regulations and ordinances which apply to the Property; (ii) be consistent with the design of the Building and the Project; and (iii) be further subject to Landlord’s prior written consent, in its sole and absolute discretion. Tenant, at its sole cost and expense, shall be responsible to obtain all approvals and/or permits necessary for the sign under applicable Laws, and its rights hereunder are subject to such Laws. Tenant shall, at its sole cost and expense: (i) procure, install, maintain and replace such sign; (ii) maintain the area on which the sign is mounted watertight and in good appearance; (iii) maintain insurance covering the sign; and (iv) be responsible for electrical service and connections, if any, for the sign.

(c) Removal & Restoration. Upon the expiration or termination of the Exterior Sign Right, but in no event later than the expiration of the Term or earlier termination of the Lease, Tenant shall, at its sole cost and expense, remove such sign and shall repair and restore the area in which the sign was located to its condition prior to installation of such sign.

(d) Advance Notice; No Liens. Tenant shall keep the Building and Project free of all liens and the provisions of Article Nine shall apply with respect to all work and materials performed and provided in connection with such sign, and Tenant shall give Landlord at least ten (10) days prior written notice of the intended commencement of work in connection with such sign in order to allow Landlord time to post appropriate notices of non-responsibility.

(e) Right Personal. The Exterior Sign Right under this Section is personal to Learning Tree International, Inc. and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity, except only an Affiliate of Learning Tree International, Inc. which has received an assignment of and fully assumed all of Tenant’s rights, obligations and interest under this Lease and has complied with the requirements of Article Ten applicable to a transfer to an Affiliate.

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